Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

ORTHOPEDIATRICS CORP.,

as purchaser,

Boston brace international, Inc.,

as the Company,

and

GREATBANC TRUST COMPANY, SOLELY in ITS capacity as trustee of the boston brace international, Inc. Employee stock
ownership trust,

THE SELLING EQUITYHOLDERS (AS DEFINED HEREIN),

AND

Thomas Morrissey, SOLELY in HIS capacity as Sellers’
REPRESENTATIVE

DATED AS OF JANUARY 5, 2024

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of January 5, 2024, by and among (i) OrthoPediatrics Corp., a Delaware corporation (“Purchaser”), (ii) Boston Brace International, Inc., a Massachusetts corporation (the “Company”), (iii) the Boston Brace International, Inc. Employee Stock Ownership Trust (the “Trust”), a trust duly formed in accordance with the laws of the Commonwealth of Massachusetts, established pursuant to and in connection with the Boston Brace International, Inc. Employee Stock Ownership Plan (the “Plan”, and together with the Trust, the “ESOP”), acting through GreatBanc Trust Company, not in any individual or corporate capacity, but solely in its capacity as the trustee of the Trust (the “Trustee”), (iv) the undersigned shareholders of the Company (the “Selling Equityholders”), and (v) Thomas Morrissey, not in any individual or corporate capacity, but solely in his capacity as the Selling Equityholders’ representative (the “Sellers’ Representative”). Each of the ESOP and the Selling Equityholders are hereinafter sometimes referred to individually as a “Seller” and collectively as the “Sellers”. Each of Purchaser, the Company, and the Sellers are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms not otherwise defined herein shall have the respective meaning assigned to such term as set forth in ARTICLE VIII hereof.

WHEREAS, the Company maintains the ESOP, which is funded through the Trust and maintained with the Trustee;

WHEREAS, the Selling Equityholders and the ESOP are the holders of all of the issued and outstanding shares of capital stock of the Company (the “Stock”);

WHEREAS, the Sellers desire to sell to Purchaser the Stock, and Purchaser desires to purchase from the Sellers the Stock (the “Stock Purchase”), subject to the terms and conditions set forth herein;

WHEREAS, the Board of Directors of the Company has reviewed the terms and conditions of the Stock Purchase and has approved the same and has recommended the Stock Purchase as in the best interests of the Sellers;

WHEREAS, on or prior to the date hereof, the Trustee has determined that the Stock Purchase is in the best interests of the ESOP and the ESOP Participants and their beneficiaries and that the Stock Purchase is consistent with the Trustee’s fiduciary duties under Title I of ERISA to sell the Stock to Purchaser;

WHEREAS, the Trustee has relied upon the Fairness Opinion rendered to the Trustee by the ESOP Financial Advisor dated and effective as of the date hereof for the Trustee’s execution of this Agreement;

WHEREAS, the terms and conditions of the Stock Purchase have been reviewed by and taken into account by the ESOP Financial Advisor in rendering the Fairness Opinion dated as of the date hereof; and

WHEREAS, it is in the best interest of the Parties to execute and deliver this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE; closing

Section 1.1         Purchase and Sale of Stock. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Sellers shall sell, transfer, and assign to Purchaser and Purchaser shall purchase and assume from the Sellers all of the Stock free and clear of all Encumbrances.

Section 1.2         Purchase Price.

(a)           Price.     The aggregate purchase price for the Stock shall be Twenty Two Million Dollars ($22,000,000) (the “Purchase Price”), which has been initially determined based on a “debt free basis” and shall be payable and adjusted as set forth herein. When combined with the value of the restricted stock also being granted to certain individuals in connection herewith, the aggregate consideration is Twenty-Four Million Five Hundred Thousand Dollars ($24,500,000). Subject to the adjustments set forth herein, at the Closing:

(i)        The ESOP shall receive Six Million Five Hundred Fifty Thousand Dollars ($6,550,000) in cash by wire transfer or other method representing funds immediately available to the ESOP (the “ESOP Cash Amount”); and

(ii)        The Selling Equityholders shall receive Fifteen Million Four Hundred Fifty Thousand Dollars ($15,450,000), as adjusted pursuant to Section 1.2(b) and Section 1.2(c), in cash by wire transfer or other method representing funds immediately available to the Selling Equityholders (the “Selling Equityholders Cash Amount”).

(b)           Certain Payments at Closing.

(i)        Notice of Estimates. Prior to the Closing Date, the Sellers’ Representative delivered to Purchaser a written notice setting forth (A) an estimate of the Funded Indebtedness as set forth in the Payoff Letters (the “Payoff Amount”), (B) an estimate of the Transaction Expenses required to be paid pursuant to Section 1.2(b)(iii) (“Estimated Transaction Expenses”), and (C) an estimate of the Post-Closing Expenses, calculated in good faith, each as of the close of business on the Closing Date.

(ii)       Payment of Funded Indebtedness. Prior to the Closing Date, the Sellers’ Representative delivered to Purchaser customary payoff letters (the “Payoff Letters”) from each Person to whom the Company owes Funded Indebtedness as of the Closing, signed by the Persons to which such Funded Indebtedness is payable, setting forth, among other things, (A) the amount required to pay off in full at the Closing all Funded Indebtedness of the Company held by such Person, (B) wire transfer instructions for the payment of such amounts, and (C) the commitment to release all Encumbrances, if any, which such Person may hold on the Company or its assets upon receipt of the payoff amount set forth therein. At the Closing, Purchaser will pay to each Person to whom the Company owes Funded Indebtedness as of immediately prior to the Closing the amounts set forth in the applicable Payoff Letter by wire transfer of immediately available funds to the applicable accounts specified therein.

(iii)      Payment of Transaction Expenses. At the Closing, Purchaser will pay or cause to be paid to each Person to whom the Company owes Transaction Expenses by wire transfer of immediately available funds to the accounts and in the amounts designated by the Sellers’ Representative.

(iv)      Closing Net Working Capital Adjustment. The “Closing Net Working Capital Adjustment” shall mean the difference between the Preliminary Net Working Capital in the Preliminary Net Working Capital Certificate given pursuant to Section 1.2(d)(i) and the Target Net Working Capital (the “Adjustment Amount”). If the Preliminary Net Working Capital is less than the Target Net Working Capital by an amount greater than Ten Thousand Dollars ($10,000), then the Selling Equityholders Cash Amount shall be adjusted downward “dollar for dollar” in an amount equal to the Adjustment Amount. If the Preliminary Net Working Capital is greater than the Target Net Working Capital by an amount greater than Ten Thousand Dollars ($10,000), then the Selling Equityholders Cash Amount shall be adjusted upward “dollar for dollar” in an amount equal to the Adjustment Amount.

(v)       Adjustment to Selling Equityholders Cash Amount. Subject to the adjustment to the Selling Equityholders Cash Amount pursuant to Section 1.2(c), at the Closing, Purchaser shall pay by wire transfer of immediately available funds to the accounts and in the amounts designated by the Sellers’ Representative an amount equal to (1) the Selling Equityholders Cash Amount, minus (2) the Payoff Amount, minus (3) the Estimated Transaction Expenses, plus or minus (4) the Adjustment Amount if an adjustment to the Selling Equityholders Cash Amount is made pursuant to Section 1.2(b)(iv).

(c)        Escrow. On or prior to the Closing, Purchaser, the Sellers’ Representative, and Citibank, N.A. (the “Escrow Agent”) will enter into an Escrow Agreement (the “Escrow Agreement”). Purchaser will withhold Two Million Two Hundred Thousand Dollars ($2,200,000) (the “Escrow Amount”), an amount equal to the Representative Fund, and an amount equal to the Post-Closing Expense Fund from the Selling Equityholders Cash Amount otherwise payable at the Closing, and shall deposit the Escrow Amount, Representative Fund, and Post-Closing Expense Fund in escrow to be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement.

(d)        Post-Closing Purchase Price Adjustment.

(i)        Prior to the Closing Date, the Sellers’ Representative prepared and delivered to Purchaser a statement (the “Preliminary Net Working Capital Certificate”) setting forth in reasonable detail its estimate of Net Working Capital (the “Preliminary Net Working Capital”) as of the close of business on the Closing Date and the calculations supporting the Sellers’ Representative’s estimate. The Preliminary Net Working Capital shall be calculated on a basis consistent with GAAP applied consistently with the Company’s historical accounting practices and the principles set forth on Schedule 1.2(d)(i), and Net Working Capital shall include only the components of current assets and current liabilities of the Company as have been agreed to by the Parties reflected on Schedule 1.2(d)(i).

(ii)       Within 90 days following the Closing Date, Purchaser shall prepare and deliver to the Sellers’ Representative a statement (the “Closing Statement”) setting forth in reasonable detail, with copies of supporting documentation for any variation from Preliminary Net Working Capital when available, its calculation of (1) Net Working Capital as of the close of business on the Closing Date, and calculated on a basis consistent with GAAP applied consistently with the Company’s historical accounting practices and the principles set forth on Schedule 1.2(d)(i), and Net Working Capital shall include only the components of current assets and current liabilities of the Company as have been agreed to by the Parties reflected on Schedule 1.2(d)(i), (2) actual Transaction Expenses as of the close of business on the Closing Date and (3) actual Funded Indebtedness as of the close of business on the Closing Date. If within 30 days after the Sellers’ Representative’s receipt of the Closing Statement (the “Objection Period”), Purchaser has not received an Objection Notice, then such Net Working Capital, Transaction Expenses, and Funded Indebtedness set forth on the Closing Statement shall be deemed the Final Net Working Capital, Final Transaction Expenses, and Final Funded Indebtedness, respectively, and the Selling Equityholders Cash Amount shall be adjusted (if at all) in accordance with Section 1.2(d)(vii); however, if an Objection Notice has been delivered, then Section 1.2(d)(iii) and Section 1.2(d)(iv) hereof shall apply.

(iii)      If the Sellers’ Representative in good faith disagrees with any portion of Purchaser’s calculation of Net Working Capital, Transaction Expenses, or Funded Indebtedness as set forth in the Closing Statement, then the Sellers’ Representative may, within the Objection Period, deliver a written notice to Purchaser setting forth the Sellers’ Representative’s objections thereto (the “Objection Notice”). Any Objection Notice shall specify in reasonable detail any disagreement as to the amount of the Net Working Capital, Transaction Expenses, and Funded Indebtedness and the Sellers’ Representative’s calculation of Net Working Capital, Transaction Expenses, and Funded Indebtedness along with copies of supporting documentation when available.

(iv)      If an Objection Notice is timely received by Purchaser within the Objection Period, Purchaser and the Sellers’ Representative shall, during the 30 days following Purchasers’ receipt of such Objection Notice (the “Net Working Capital Settlement Deadline”), use their good faith, reasonable efforts to reach an agreement on the disputed items. If such an agreement is reached prior to the Net Working Capital Settlement Deadline, then the Net Working Capital, Transaction Expenses, and Funded Indebtedness as so agreed shall be the Final Net Working Capital, Final Transaction Expenses, and Final Funded Indebtedness and the Selling Equityholders Cash Amount shall be adjusted, if at all, in accordance with the provisions of Section 1.2(d)(vii). If Purchaser and the Sellers’ Representative are unable to reach such an agreement prior to the Net Working Capital Settlement Deadline, Purchaser and the Sellers’ Representative shall jointly retain the independent auditor, EY located at Chase Tower, 111 Monument Circle, Suite 4000, Indianapolis, Indiana 46204 (the “Accountant”), within 30 days following the Net Working Capital Settlement Deadline to resolve any remaining disagreements. Purchaser and the Sellers’ Representative shall execute, if requested by the Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Accountant. Purchaser and the Sellers’ Representative shall direct the Accountant to render a determination in writing as promptly as practicable (and in any event within 30 Business Days after its retention) and Purchaser and the Sellers’ Representative shall cooperate with the Accountant during the engagement and make available the records and workpapers necessary for its review. The Accountant shall consider only those items and amounts set forth in the Objection Notice that Purchaser and the Sellers’ Representative have been unable to resolve, and the Accountant shall review only the records and workpapers submitted and base its determination solely on such submissions and the related computational materials. In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value of such item claimed by Purchaser or the Sellers’ Representative or less than the smallest value for such item claimed by Purchaser or the Sellers’ Representative. The Accountant’s determination shall be based on the definitions included herein and shall otherwise be made in accordance with this Agreement, including the principles set forth on Schedule 1.2(d)(i). The determination of the Accountant shall be conclusive and binding upon the Parties, and the Selling Equityholders Cash Amount shall be adjusted, if at all, in accordance with the provisions of Section 1.2(d)(vii). Purchaser and the Sellers’ Representative shall each bear 50% of the fees and expenses of the Accountant. Purchaser and the Sellers’ Representative shall each bear 100% of their own related expenses other than expenses related to the Accountant.

(v)       The Net Working Capital, Transaction Expenses, and Funded Indebtedness, either as agreed to by Purchaser and the Sellers’ Representative or as deemed final pursuant to Section 1.2(d)(ii), or as adjusted pursuant to Section 1.2(d)(iv), shall be final and binding on the Parties and will be referred to as the “Final Net Working Capital”, the Final Transaction Expenses”, and the “Final Funded Indebtedness”, respectively.

(vi)      Purchaser and the Sellers’ Representative shall cooperate and assist in good faith in the determination of the Final Net Working Capital, Final Transaction Expenses, and Final Funded Indebtedness and in the conduct of the reviews referred to in this Section 1.2, including making available, to the extent reasonably necessary, books, records, work papers, and personnel at such reasonable times as Purchaser or the Sellers’ Representative shall request and permitting (at the expense of the requesting Party) the copying of records or extracts thereof reasonably requested.

(vii)     The Selling Equityholders Cash Amount shall be adjusted as follows following the Closing:

(1)        If the Selling Equityholders Cash Amount was adjusted by the Adjustment Amount at the Closing and the Final Net Working Capital is less than the Preliminary Net Working Capital by an amount greater than Ten Thousand Dollars ($10,000), then Purchaser and the Sellers’ Representative will cause Purchaser to be promptly paid from the Escrow Amount the positive difference between the Final Net Working Capital and the Preliminary Net Working Capital in accordance with Section 1.2(d)(vii)(8) below.

(2)        If the Selling Equityholders Cash Amount was adjusted by the Adjustment Amount at the Closing and the Final Net Working Capital is greater than the Preliminary Net Working Capital by an amount greater than Ten Thousand Dollars ($10,000), then Purchasers shall promptly pay to the Selling Equityholders the difference between the Final Net Working Capital and the Preliminary Net Working Capital in accordance with Section 1.2(d)(vii)(7) below.

(3)        If the Selling Equityholders Cash Amount was not adjusted at the Closing by the Adjustment Amount and the Final Net Working Capital is less than the Target Net Working Capital by an amount greater than Ten Thousand Dollars ($10,000), then Purchaser and the Sellers’ Representative will cause Purchaser to be promptly paid from the Escrow Amount the positive difference between the Final Net Working Capital and the Target Net Working Capital in accordance with Section 1.2(d)(vii)(8) below.

(4)        If the Selling Equityholders Cash Amount was not adjusted at the Closing by the Adjustment Amount and the Final Net Working Capital is greater than the Target Net Working Capital by an amount greater than Ten Thousand Dollars ($10,000), then Purchaser shall promptly pay to the Selling Equityholders the difference between the Final Net Working Capital and the Target Net Working Capital in accordance with Section 1.2(d)(vii)(7) below.

(5)        If the (A) Final Transaction Expenses plus Final Funded Indebtedness is greater than (B) the Payoff Amount plus Estimated Transaction Expenses, then Purchaser and the Sellers’ Representative will cause Purchaser to be promptly paid from the Escrow Amount the difference between clause (A) and clause (B) in accordance with Section 1.2(d)(vii)(8) below.

(6)        If the (A) Final Transaction Expenses plus Final Funded Indebtedness is less than (B) the Payoff Amount plus Estimated Transaction Expenses, then Purchaser shall promptly pay the Selling Equityholders the positive difference between clause (A) and clause (B) in accordance with Section 1.2(d)(vii)(7) below.

(7)        Payments required to be made pursuant to Section 1.2(d)(vii)(2), (4), or (6), if any, shall be made by Purchaser within five Business Days after the Final Net Working Capital, Final Transaction Expenses, and Final Funded Indebtedness are determined by wire transfer of immediately available funds to the account(s) designated by the Sellers’ Representative (for the benefit of the Selling Equityholders) and in the respective proportions provided by the Sellers’ Representative (in all cases in accordance with the Selling Equityholders’ respective Pro Rata Portions).

(8)        If payments are required to be made pursuant to Section 1.2(d)(vii)(1), (3), or (5), if any, the Sellers’ Representative and Purchaser shall instruct the Escrow Agent to make such payment from the Escrow Amount within five Business Days after the Final Net Working Capital, Final Transaction Expenses, and Final Funded Indebtedness are determined by wire transfer of immediately available funds to the account designated by Purchaser. In the event that the Escrow Amount is insufficient to pay to Purchaser the amount due pursuant to Section 1.2(d)(vii)(1), (3), or (5), then the Selling Equityholders shall pay the amount due net of the Escrow Amount within five Business Days after the Final Net Working Capital, Final Transaction Expenses, and Final Funded Indebtedness are determined by wire transfer of immediately available funds to the account designated by Purchaser.

(viii)    To the extent permitted by Law, any payments made under Section 1.2(d), shall be deemed adjustments to the Purchase Price for U.S. federal, state, and local income Tax purposes.

Section 1.3         Closing. The closing (the “Closing”) of the Contemplated Transactions shall take place contemporaneously with the execution of this Agreement, expected to be on or before January 5, 2024, or on such other date mutually agreeable by the Parties (the actual date the Closing occurs being the “Closing Date”), by conference call and electronic exchange of documents. The Closing shall be deemed effective as of 11:59 p.m. on the Closing Date. All actions taken at the Closing shall be deemed to be performed simultaneously, and the Closing shall not have been deemed to have occurred until all required actions of the Parties pursuant to this Agreement have been performed.

Section 1.4         Closing Deliverables.

(a)          At the Closing, the Sellers’ Representative shall deliver or cause to be delivered to Purchaser the following documents or items, each of which shall have been duly executed by each Person whose signature is provided for in such respective document:

(i)        Stock Powers covering the Stock;

(ii)       the Escrow Agreement;

(iii)      a counterpart to each Related Document to which any Seller, the Sellers’ Representative, or the Company is a party;

(iv)       the ESOP Certificate and the Fairness Opinion stating that, as of the Closing Date, (A) the consideration to be received by the Trust for the Stock Purchase pursuant to the terms of this Agreement is not less than “fair market value” (as such term is used in determining “adequate consideration” in accordance with Section 3(18)(B) of ERISA); and (B) that the terms and conditions of the Contemplated Transactions, taken as a whole, are fair to the ESOP from a financial point of view;

(v)       a duly completed and executed Form W-9 from the ESOP;

(vi)      a reasonably current certificate of existence or good standing for the Company issued by its jurisdiction of organization and in each jurisdiction in which the Company is qualified to do business;

(vii)     a copy of the articles of incorporation, certified by the secretary of state, and a copy of the bylaws (or equivalent agreement or governing document), certified by an officer or other representative of the Company, in form and substance reasonably satisfactory to Purchaser;

(viii)    a written resignation (effective as of the Closing) in form and substance reasonably acceptable to Purchaser from any individuals identified on Schedule 1.4(a)(viii);

(ix)      evidence of the termination of all financing statements and the release of all Encumbrances filed or outstanding against the Stock or the Company’s assets, if any, or Payoff Letters committing to release Encumbrances upon receipt of the payoff amount set forth therein;

(x)       any minute books, accountability records, equity ledger, or other organizational document of the Company (to be retained at the Company’s office);

(xi)      each Required Consent obtained from each Person identified on Schedule 2.6(b) whose waiver of a right or default or consent to the Contemplated Transactions is required to be obtained prior to Closing;

(xii)     employment agreements with certain key employees each in the form acceptable to Purchaser and such key employee; and

(xiii)    such other agreements and documents required to be delivered by the Sellers’ Representative at or prior to the Closing pursuant to this Agreement or as the Sellers’ Representative and Purchaser may mutually agree.

(b)           At the Closing, Purchaser shall deliver or cause to be delivered the following documents or items, each of which shall have been duly executed by each Person whose signature is provided for in such respective document:

(i)        to the ESOP, the ESOP Cash Amount to the bank account or accounts designated by the Trustee and specified in Schedule 1.4(b)(i);

(ii)        to the Selling Equityholders, the Selling Equityholders Cash Amount, as adjusted pursuant to Section 1.2(b) and Section 1.2(c), to the bank account or accounts designated by the Sellers’ Representative and in the amounts specified in Schedule 1.4(b)(ii);

(iii)      to the Escrow Agent, the Escrow Amount, the Representative Fund, and the Post-Closing Expense Fund;

(iv)      to the Sellers’ Representative, the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;

(v)       [Reserved];

(vi)      Restricted Stock Award Grant Notices in the standard form utilized by Purchaser with its employees to the Persons listed on Schedule 1.4(b)(vi), which grants of aggregate to 39,662 shares of restricted Purchaser Common Stock, which (A) represent approximately One Million One Hundred Ninety-Four Thousand Six Hundred Thirty Three Dollars ($1,194,633) in value and (B) vest on the three-year anniversary of the Closing Date;

(vii)     Restricted Stock Award Grant Notices in the standard form utilized by Purchaser with its executives to the Persons listed on Schedule 1.4(b)(vii), which aggregate to 43,338 shares of restricted Purchaser Common Stock, which (A) represent approximately One Million Three Hundred Five Thousand Three Hundred Sixty Seven Dollars ($1,305,367) in value and (B) vest on the three-year anniversary of the Closing Date;

(viii)    to the Sellers’ Representative and ESOP, a counterpart to each Related Document to which Purchaser is a party;

(ix)       to the Sellers’ Representative and ESOP, a true and complete copy, certified by an officer of Purchaser, of the resolutions duly and validly adopted by the Board of Directors of Purchaser evidencing the authorization of the execution and delivery of this Agreement, the Related Documents, and the consummation of the Contemplated Transactions;

(x)        to the Sellers’ Representative and ESOP, a reasonably current certificate of existence or good standing (in such jurisdictions where such status is recognized) for Purchaser issued by its jurisdiction of incorporation;

(xi)       to the Sellers’ Representative and ESOP, a copy of the certificate of incorporation of Purchaser, certified by the secretary of state, and a copy of the bylaws of Purchaser, certified by an officer of Purchaser; and

(xii)      such other agreements and documents required to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement or the Sellers’ Representative, ESOP and Purchaser may mutually agree.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the Disclosure Schedules attached hereto (the “Disclosure Schedules”), the Company hereby represents and warrants to Purchaser, as of the date of this Agreement, that each statement contained in ARTICLE II is true and correct:

Section 2.1         Trust Existence. The Trustee has all requisite power and authority to act as trustee of the Trust and exercise trust powers, including the trust powers provided in and contemplated under the ESOP.

Section 2.2         Ownership; Good Title; Encumbrances. The Sellers are the record and beneficial owners of, and have good and valid title to, the Stock, free and clear of all Encumbrances, and there are no restrictions on any Seller’s right to transfer the Stock to Purchaser pursuant to this Agreement. Except as set forth in Schedule 2.2 attached hereto, no Seller is a party to (a) any option, warrant, purchase right, or other commitment (other than this Agreement) that could require such Seller or, after the Closing, Purchaser, to sell, transfer, or otherwise dispose of any of the Stock, or (b) any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Stock. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Stock, upon delivery to Purchaser at the Closing of the Stock Powers duly executed by the Sellers, and Purchaser’s payment of the Purchase Price, good and valid title to the Stock of the Sellers shall pass to Purchaser, free and clear of any Encumbrances other than those arising from acts of Purchaser.

Section 2.3         Organization; Standing; Qualification and Power. The Company is duly organized, validly existing, and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization. The Company has all entity power and authority necessary to lease or operate the properties and assets owned, leased, or operated by it and to carry on its business as currently conducted. The Company is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. True and complete copies of the articles of incorporation, articles of organization, bylaws, operating agreement, or other comparable governing documents of the Company, as in effect as of the date hereof, have been made available to Purchaser. Schedule 2.3 sets forth a true and correct list of all directors, managers, and officers of the Company.

Section 2.4         Authority; Execution and Delivery; Enforceability.

(a)        The Trustee, in compliance with ERISA, (i) has been appointed by the Company, (ii) has accepted their appointment as an independent fiduciary to act on behalf of the ESOP, and with respect to the Contemplated Transactions, and (iii) is a fiduciary as described in Section 3(21)(A) of ERISA.

(b)        The ESOP has full power, authority, and capacity to enter into and perform its obligations under this Agreement and the Related Documents to which the ESOP is a party and to consummate the Contemplated Transactions. The execution, delivery, and performance by the ESOP of this Agreement and any Related Document to which the ESOP is a party and the consummation by the ESOP of the Contemplated Transactions have been duly authorized by all requisite action on the part of the ESOP.

(c)        The Trustee has engaged the ESOP Financial Advisor, which is an “independent appraiser” meeting the requirements of Section 401(a)(28)(C) of the Code on which the Trustee is entitled to rely on behalf of the ESOP in connection with the Related Documents.

(d)        This Agreement is, and each of the other Related Documents to which the ESOP or the Trustee (on behalf of the Trust) is a party are or will be as of the Closing, duly authorized, executed, and delivered by the Trustee, as the case may be, and constitute valid and legally binding agreements of the ESOP enforceable against the Trust or the Trustee (on behalf of the Trust).

(e)        Each Seller and/or the Sellers’ Representative, as applicable, has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which such Seller and/or the Sellers’ Representative is a party and to consummate the Contemplated Transactions. The execution and delivery by the Sellers and/or the Sellers’ Representative, as applicable, of this Agreement has been, and in the case of the Related Documents to which any Seller and/or the Sellers’ Representative will be a party will be when delivered, and the consummation of the Contemplated Transactions has been, and the consummation of the Contemplated Transactions with respect to the Related Documents to which any Seller and/or the Sellers’ Representative will be a party will be when delivered, duly authorized by all requisite action on the part of the Sellers and/or the Sellers’ Representative, as applicable. This Agreement has been, and upon its execution and delivery each of the Related Documents to which any Seller and/or the Sellers’ Representative will be a party will be, duly and validly executed and delivered by the Sellers and/or the Sellers’ Representative, as applicable. This Agreement constitutes, and upon its execution and delivery each of the Related Documents to which any Seller and/or the Sellers’ Representative will be a party will constitute, assuming that this Agreement and each of the Related Documents to which Purchaser will be a party have been duly authorized, executed, and delivered by Purchaser, a valid and binding obligation of the Sellers and/or the Sellers’ Representative, as applicable, enforceable against the Sellers and/or the Sellers’ Representative, as applicable, in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

(f)        The Company has determined a vote of the shareholders of the Company is not required in connection with the consummation of the Contemplated Transactions and, therefore, a vote of ESOP Participants as described in Code Section 409(e)(3) is not required.

Section 2.5        Capitalization.

(a)        All of the shares of Stock are validly issued, fully paid, and non-assessable. Except as set forth on Schedule 2.5(a), there are no outstanding (i) securities convertible into or exchangeable for shares or membership or other ownership interests of the Company, (ii) options, warrants, calls, or other rights to purchase or subscribe for shares or membership or other ownership interests of the Company, or (iii) Contracts of any kind to which the Company is subject or bound requiring the issuance after the date hereof of (A) any shares or membership or other ownership interests of the Company, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls, or other rights of the type referred to in clause (ii).

(b)        Schedule 2.5(b) sets forth a complete list of the authorized and issued and outstanding equity interests of the Company and the record holders thereof. All equity interest of each of the shareholders or members of the Company are duly authorized, validly issued, fully paid, non-assessable, and free of preemptive rights and free and clear of any Encumbrances. Except as set forth on Schedule 2.5(b), the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest, or other equity interest in any Person, and the Company is not subject to any obligation or requirement to provide for or make any investment in any Person. The Company is not the subject of any bankruptcy, dissolution, liquidation, reorganization, or similar Proceeding. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem, or otherwise acquire any equity interests of the Company. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any subsidiary or any other Person.

(c)        Except as set forth on Schedule 2.5(c), there are no voting trusts, proxies, or other agreements or understandings to which the Company is bound with respect to voting of any equity interests of the Company.

(d)        Except as set forth on Schedule 2.5(d), there are no stock appreciation rights, phantom stock, profit participation, stock-based performance units, or other rights, Contracts, or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity interest price performance, or other attribute of the Company or its business or assets or calculated in accordance therewith. Except as set forth on Schedule 2.5(d), the Company has not adopted, and no member, manager, or officer or director of the Company has ever taken any action with respect to, any stock option plan, equity incentive plan, phantom plan, or other Benefit Plan entitling any current or former employees or Contractors or other personnel to receive any payment or other value based on the revenues, earnings or financial performance, equity interest price performance, or other attribute of the Company or its business or assets or calculated in accordance therewith.

Section 2.6         No Conflict; Consents.

(a)        Except as set forth on Schedule 2.6(a), the execution, delivery, and performance of this Agreement by the Sellers and/or the Sellers’ Representative, and the consummation by the Sellers of the Contemplated Transactions, will not, (i) violate any provision of the organizational documents of the Company or the Trust or Plan, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations or acceleration of any obligation or to loss of a benefit) under, any Material Contract to which the Company or by which the Company or any of its properties or assets are bound or (iii) assuming that all filings, registrations, and notifications have been made as contemplated by Section 2.6(b) and/or Section 3.3(b) (collectively, the “Required Actions”), violate any Law applicable to the Company or by which any of its properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not, individually or in the aggregate, result in a material fine, penalty, or expense or materially affect the ability of the Company to conduct its business as currently conducted.

(b)        Except for the consents, waivers, approvals, authorizations, filings, registrations, or notifications set forth on Schedule 2.6(b) (the “Required Consents”), the execution, delivery, and performance of this Agreement by the Sellers and/or the Sellers’ Representative, and the consummation by the Sellers of the Contemplated Transactions, will not require any consent, waiver, approval, or authorization, or filing or registration with or notification (“Authorization”) to, any Governmental Authority or other Person except for: (i) any facts or circumstances related to Purchaser; and (ii) such consents, waivers, approvals, authorizations, Permits, filings, registrations, or notifications from Persons other than any Governmental Authority which, if not made or obtained, would not reasonably be expected to result in a material expense or materially affect the ability of the Company to conduct its business as currently conducted or prevent or materially impair or delay the Sellers’ ability to consummate the Contemplated Transactions.

Section 2.7         Financial Statements.

(a)        Except as set forth in Schedule 2.7(a), true and complete copies of the following have been provided to Purchaser: (i) the reviewed balance sheets of the Company as of December 31, 2021 and 2022, and the unaudited statements of operations, changes in shareholders’ equity, and cash flows of the Company as of December 31, 2021 and 2022, together with all related notes and schedules thereto (the “Annual Financial Statements”), and (ii) the unaudited balance sheet of the Company for the quarter ended September 30, 2023, and the related unaudited statements of operations, changes in shareholders’ equity, and cash flows for such period (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)        Except as set forth in the Financial Statements (including the notes thereto) or on Schedule 2.7(b), as of the date hereof, the Financial Statements (i) have been prepared in accordance with GAAP consistently applied during the periods involved (subject, in the case of the Interim Financial Statements, to normal adjustments which will not be material in nature or amount to the Company taken as a whole) and (ii) fairly present, in all material respects, the financial position and the results of operations and cash flows of the Company as of the dates and for the periods indicated therein (subject, in the case of Interim Financial Statements, to normal adjustments which will not be material in nature or amount to the Company taken as a whole).

Section 2.8         No Undisclosed Liabilities; Funded Indebtedness.

(a)        Except as set forth on Schedule 2.8(a), there are no Liabilities, of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, of the Company other than any such Liabilities (i) reflected in, reserved against, or otherwise disclosed in the Financial Statements or the notes thereto, (ii) incurred since the date of the Interim Financial Statements in the ordinary course of business of the Company consistent with past practice (none of which relates to any breach of Contract, breach of warranty, tort, infringement, or violation of Law or arises out of any Proceeding), (iii) expressly disclosed in the Disclosure Schedules, or (iv) arising out of the performance (but not the breach) of the Material Contracts.

(b)        Schedule 2.8(b) sets forth a correct and complete list of the individual components (indicating the amount and the Person to whom such Funded Indebtedness is owed) of all Funded Indebtedness with respect to the Company.

Section 2.9         Absence of Certain Changes. Except as set forth on Schedule 2.9, or as contemplated by this Agreement or any of the Related Documents, since the date of the Interim Financial Statements:

(a)        there has been no Material Adverse Effect and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect;

(b)        except for the Permitted Transactions, the Company has conducted its businesses in the ordinary course of business;

(c)        the Company has not cancelled any material debts or claims or waived any rights of material value;

(d)        the Company has not suffered any theft, damage, destruction, or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, materially impair the ability of the Company to operate in the ordinary course of business;

(e)        the Company has not made or granted any bonus or any wage, salary, or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees, or consultant, or entered into any employment contract or hired any employee other than bonuses, compensation increases, promotions, or new hires in the ordinary course of business;

(f)        the Company has not sold, licensed, assigned, transferred, mortgaged, pledged, or subjected to any Encumbrance any of its assets or properties (tangible or intangible), except for Permitted Encumbrances or sales or licenses in the ordinary course of business consistent with past practice;

(g)        the Company has not made any change in accounting principles or methods (other than actions required to be taken by GAAP), or in the manner of keeping books, accounts, and records of the Company which is, or may be, inconsistent with the principles or methodology by which the Financial Statements have been prepared;

(h)        the Company has not made, changed or rescinded any Tax election, adopted or changed any annual accounting period or any accounting method with respect to Taxes, filed any amended Tax Return, entered into any closing agreement, settlement, or compromise of any proceeding with respect to any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(i)        the Company has not made or granted any increase in benefits payable under any Benefit Plan, amended or terminated any Benefit Plan, or adopted any new Benefit Plan;

(j)        there has been no amendment or modification, waiver, or express termination of any Material Contract, other than any expiration of a Material Contract in accordance with its terms or any amendment, modification, or waiver that has been delivered to Purchaser prior to the date hereof;

(k)        there has been no settlement, or offer or proposal to settle, any Proceeding involving or against the Company or any of its officers, managers, managing members, members, assets, or properties, or that relates to the Contemplated Transactions; and

(l)        the Company has not agreed to do any of the foregoing.

Section 2.10         Compliance with Law; Permits; CARES Act.

(a)        The Company is, and has been at all times since January 1, 2018, in compliance with all Laws applicable to the Company, except (i) as set forth on Schedule 2.10(a) or (ii) for such instances of non-compliance which would not, individually or in the aggregate, result in a material fine, penalty, or expense or materially affect the ability of the Company to conduct its business as currently conducted. Except where the failure to do so would individually or in the aggregate not have a Material Adverse Effect, the Company has not received any written notice of any non-compliance or investigation relating to any violation or threat to be charged with any non-compliance of any Law except for such instances of non-compliance which would not, individually or in the aggregate, be reasonably expected to result in a fine, penalty, or expense or affect the ability of the Company to conduct its business as currently conducted.

(b)        The Company has the Permits set forth on Schedule 2.10(b), which constitute all of the Permits necessary for the conduct of the Business as now being conducted by the Company. All such Permits are valid and in effect, and all fees and charges with respect to such Permits as of the date hereof have been paid in full. No Proceedings are pending or, to the Knowledge of the Sellers, threatened to revoke, suspend, or cancel any such Permit. Subject to receipt of the Required Consents (as applicable), none of the Permits the Company will be terminated, revoked, suspended, or canceled by the Contemplated Transactions.

(c)        Any application by the Company for financial assistance under the United States CARES Act was complete, accurate, and correct and complied in all material respects with the requirements for such application, and any acceptance and use of financial assistance under the CARES Act by the Company has been in compliance in all material respects with all applicable terms and conditions and other requirements of receipt of such financial assistance, including any reporting requirements related thereto.

Section 2.11        Litigation.

(a)        Except as set forth on Schedule 2.11(a), there is no Proceeding pending, or the Knowledge of the Sellers, threatened, and there were no Proceedings pending at any time during the six years prior to the date of this Agreement, (i) against the Company or otherwise directly involving any of its assets or (ii) against or by the ESOP that (A) relate to the Company, the Business, or the assets or operations of the Company or (B) challenge or seek to prevent, enjoin, or otherwise delay or adversely affect the Contemplated Transactions.

(b)        Except as set forth on Schedule 2.11(b)(i), there are, and during the six years prior to the date of this Agreement there have been, no Proceeding against or affecting the Company, the ESOP, or any of their respective assets or properties that (i) resulted in the Company incurring any fine, penalty, or expense in excess of Twenty-Five Thousand Dollars ($25,000), (ii) resulted in the grant of any injunctive relief or any orders, writs, judgments, injunctions, decrees, rulings, verdict, awards, settlement agreements, or similar orders (“Order”) imposing any obligation on the Company which has not been fully performed or discharged, or (iii) which had or is reasonably expected to have a Material Adverse Effect. To the Knowledge of the Sellers, there has been no occurrence of any fact, circumstance, or condition that could reasonably be expected to result in any Proceeding affecting the ability of the Company to conduct its business as currently conducted or with a potential exposure to the Company of any fine, penalty, or expense which would or could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.11(b)(ii), there is no outstanding Order by which the Company, the ESOP, or any of their respective assets or properties are subject to or bound, in respect of Proceedings required to be disclosed in Schedule 2.11(b)(i).

(c)        Except as set forth on Schedule 2.11(c), there is no Proceeding by the Company pending or that the Company intends to initiate.

Section 2.12        Employee Matters.

(a)        Schedule 2.12(a) sets forth a complete and accurate list of each Benefit Plan. The Sellers have made available to Purchaser, with respect to each Benefit Plan, (i) a true and complete copy of each writing constituting a part of such Benefit Plan (and where no such copy exists, an accurate description thereof); (ii) where applicable, a copy of any trust agreement, insurance policy, or other funding arrangement; (iii) in the case of any Benefit Plan subject to ERISA, a copy of any current summary plan description and summaries of material modifications; and (iv) in the case of a Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”), a copy of the most recent determination letter from the IRS or, if the Benefit Plan is in the form of a volume submitter or prototype plan, an opinion letter from the IRS to the volume submitter or prototype practitioner that the Benefit Plan may rely on; and (v) in the case of a Benefit Plan for which a Form 5500 or Form 5500-SF is required to be filed, of copy of the three most recently filed Forms 5500 and Forms 5500-SF, respectively, with schedules and financial statements attached.

(b)        Except as set forth on Schedule 2.12(b), each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of Company Employees, managers, Contractors, or consultants (A) is, and has been at all times established, maintained, funded, operated, and administered, and the Company has performed all of its obligations under each Benefit Plan, in material compliance with its terms and applicable Laws, including applicable provisions of ERISA and the Code, and (B) that is a Qualified Benefit Plan is in the form of a volume submitter or prototype plan and can rely on an opinion letter from the IRS to the volume submitter or prototype plan sponsor, to the effect that the form of such Qualified Benefit Plan document is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code and, to the Knowledge of the Sellers, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter or the unavailability of reliance on such opinion or otherwise would affect the qualification of such Qualified Benefit Plan. All benefits, contributions, and premiums required by and due under the terms of each Benefit Plan or applicable Laws have been timely made or paid in accordance with the terms of such Benefit Plan, applicable Laws, and GAAP. All returns, reports, and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Benefit Plan have been timely filed or furnished. To the Knowledge of the Sellers, no event has occurred and no condition exists that would subject the Company by reason of its affiliation with any member of its “controlled group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m), or (o) of the Code) to any material Tax, fine, lien, penalty, or other Liability imposed by ERISA, the Code, or other applicable Law.

(c)        Except as set forth on Schedule 2.12(c), neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) (i) will result in any payment becoming due to any Company Employee, manager, Contractor, or consultant under any Benefit Plan; (ii) will increase any benefits to Company Employees, directors, managers, Contractors, or consultants otherwise payable under any Benefit Plan; (iii) will result in any acceleration of the time of payment, funding, or vesting of any such benefits to Company Employees, managers, Contractors, or consultants under any Benefit Plan; (iv) could reasonably be expected to result in an obligation to materially accelerate the funding of, or contribution to any, Benefit Plan pursuant to applicable Law, regulation, contractual arrangement, or otherwise; or (v) limit or restrict the ability of Purchaser and their Affiliates to merge, amend, or terminate any Benefit Plan. Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(d)        Except as set forth on Schedule 2.12(d), no Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former Company Employees beyond their retirement or other termination of service, other than coverage mandated by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar state Law.

(e)        Except as set forth on Schedule 2.12(e), neither the Company nor any member of the Company’s “controlled group” (i) currently, or has ever in the past, maintained, sponsored, contributed to, or had any Liability under a “defined benefit plan” as defined in Section 3(35) of ERISA or any similar Law of any jurisdiction other than the United States, or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) does currently or has ever in the past maintained, sponsored, contributed to, or had any Liability under a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code; or (iii) has engaged in a transaction to which Section 4069 or Section 4212(c) of ERISA would apply.

(f)        Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise Taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(g)        Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, the Company or any fiduciary of the Company is pending or, to the Knowledge of the Sellers, is threatened, which could reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise), of the Company to any Person, and, to the Knowledge of the Sellers, no event has occurred or circumstance exists that may give rise to any such Liability.

(h)        Except as set forth on Schedule 2.12(h), with respect to each of the Company Employees and/or, if applicable, Contractors, (i) within the last three years, there has been no, nor, to the Knowledge of the Sellers, has there been any threat of a, strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar labor activity or dispute; (ii) the Company is not a party to any collective bargaining agreement or other agreement (including without limitation written or oral letters of intent, side bar letters, or other agreements) with a labor or trade organization, and no labor union or similar organization currently represents the employees of the Company; and (iii) the Company has not, in the last 90 days, effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, without complying with the notice requirements and other provisions of WARN which would cause any material Liability to the Company with respect to each of the Company Employees.

(i)         All of the employees of the Company are “at will” employees. To the Knowledge of the Sellers, there are no facts that would indicate that the Contractors or any of the employees set forth on Schedule 2.12(i)(a) will not continue in the employ of or other relationship with the Company after the Closing. The Company: (i) has properly classified all individuals providing services to the Company as Contractors (including proper classification as dependent or independent, to the extent applicable) or employees, as the case may be; and (ii) has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Company Employees or Contractors. Except as set forth on Schedule 2.12(i)(b), all wages, bonuses, unpaid vacation pay, and other compensation, if any, due and payable as of the Closing Date to all present Company Employees and Contractors of the Company have been paid in full, or will be paid in full, to such Company Employees and Contractors prior to the Closing. Except as set forth on Schedule 2.12(i)(c), there are no actions, suits, claims, investigations, internal grievance procedures, or other legal proceedings against the Company pending, or to the Knowledge of the Sellers, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former Company Employee or Contractor, including any claim relating to unfair labor practices, common or related employer, employment discrimination, harassment, retaliation, equal pay, wage and hour law violations, or any other employment related matter arising under applicable Laws, except for such actions, suits, claims, investigations, internal grievance procedures, or other legal proceedings which would not, individually or in the aggregate, result in a material fine, penalty, or expense or materially affect the ability of the Company to conduct its business as currently conducted.

(j)         The Company has paid in full all amounts due and owing under all applicable workers’ compensation, occupational health and safety, and other similar Law in all jurisdictions in which it does Business including current employer contributions, assessments, and filings, experience rating surcharges, payroll premiums, non-compliance charges, contributions, or any other amounts. The Company has not been subject to any special or penalty assessment or surcharge, including experience rating surcharges under such Laws, and there are no circumstances that would permit or result in a special or penalty assessment or surcharge under such Laws or the applicable experience rating plan or program.

(k)         The Company and, to the Knowledge of the Sellers, staffing or employment agencies for which the Company may have joint employer liability are in compliance with all applicable Laws including the common law relating to the employment of labor, including labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, rest and meal breaks, FLSA and FMLA compliance, recordkeeping, non-discrimination, pay equity, labor relations, privacy, disability accommodation, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, the payment of employee welfare and retirement benefits, and employment insurance including the full payment of all required social security contributions and Taxes. Each employee and Contractor of the Company is lawfully authorized to work in the country in which the employee or Contractor is working.

(l)         Each Benefit Plan that is subject to Section 4980H of the Code has been administered in compliance with Section 4980H of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder and maintained by the Company so that the Company would not be subject to any assessable payments under Section 4980H of the Code.

Section 2.13        Taxes. Except as set forth on Schedule 2.13:

(a)        All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings). Such Tax Returns are true and correct in all respects. All Taxes due and owing by the Company have been, or will be, fully and timely paid (whether or not shown on any Tax Return).

(b)        The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)        No written claim in respect of the Company has ever been made by a Governmental Authority in a jurisdiction in which the Company has never filed a Tax Return that it is or may be subject to taxation by that jurisdiction. The Company has not been notified in writing by any Governmental Authority of any proposed, asserted, or assessed deficiency for any Tax imposed on such Company that was not settled or paid in full.

(d)        The Company has not extended or waived any statute of limitations with respect to any Taxes.

(e)        Section 2.13(e) of the Disclosure Schedules sets forth:

(i)        The taxable years of the Company as to which, in the Knowledge of the Sellers, the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)        Those years for which examinations by the Tax Authority have been completed; and

(iii)      Those taxable years for which examinations by Tax Authority are presently being conducted.

(f)        All assessments made against the Company as a result of any examinations by any Tax Authority have been fully paid.

(g)        The Company is not a party to any Action by any Tax Authority. There are no pending or threatened Actions by any Tax Authority.

(h)        The Sellers have delivered to Purchaser copies of all federal, state, local, and foreign income, franchise, and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2020.

(i)        There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(j)        The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2022 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the most recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(k)        The Company has not been a member of a combined, consolidated, affiliated, or unitary group for Tax filing purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(l)        No private letter rulings, technical advice memoranda, or similar agreement or rulings have been requested, entered into, or issued by any Tax Authority with respect to the Company.

(m)        The Company has not engaged in any “reportable transaction” or “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations § 1.6011-4(b).

(n)        Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(o)        There are no investigations, audits, actions, or proceedings currently pending or, within the Knowledge of the Sellers, threatened against the Company by any Tax Authority for the assessment or collection of Taxes. No claim for the assessment or collection of Taxes has been asserted against the Company, and there are no matters under discussion, audit, or appeal between the Company and any Tax Authority with respect to the assessment or collection of Taxes.

(p)        No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes.

(q)        Neither the Company nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(r)        The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, or use of an improper method of accounting, for any taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local, or foreign income Tax law) attributable to a transaction or event entered into on or before the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) election under Section 108(i) of the Code; or (F) prepaid amount or deferred revenue received on or prior to the Closing Date.

(s)        The Company is not a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation, or similar agreement relating to allocating, indemnification, or sharing the payment of, or liability for, Taxes under which any such member would reasonably be expected to be liable after the Closing Date for the Tax liability of any Person or is subject to any action or proceeding of a Governmental Authority imposing on any such member any obligations or liabilities with respect to another Person’s Taxes.

(t)        The Company is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Purchaser is not required to withhold tax on the purchase of the Stock by reason of Section 1445 of the Code.

(u)        No Seller is a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.

(v)        The Company has, since at least the 2002 tax year, been treated as an “S corporation” within the meaning of Section 1361(a)(1) of the Code (and any corresponding or similar applicable provision of state and local income Tax law) and the Company will be an S corporation up to and including the Closing Date. No extension of time with respect to any date on which a Tax Return was required to be filed by the Company that extends such date beyond the date hereof is in force.

(w)        The Company does not have, and has never had, a Subsidiary which is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(x)        Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past five years (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(y)        The Company does not have any potential liability for any Tax under Sections 1374 or 1375 of the Code.

Section 2.14         Title to Real Property; Leases.

(a)            Schedule 2.14(a) sets forth a true and complete list, as of the date hereof, of all real property owned in fee by the Company (the “Owned Real Property”). The Company has good, valid, marketable, and indefeasible fee simple title to the Owned Real Property and such good, valid, marketable, and indefeasible fee simple title is not subject to any Encumbrances, other than Permitted Encumbrances. Other than any rights of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer, or rights of first refusal to purchase all or any portion of the Owned Real Property.

(b)            Schedule 2.14(b)(i) sets forth a list of all real property currently leased, subleased, or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor, and/or lessee, the date and term of the lease, license, sublease, or other occupancy right and each amendment thereto, the size of premises, and the aggregate annual rental payable thereunder. the Company has a valid leasehold interest under its respective Lease Agreement that is not subject to any Encumbrances, other than permitted Encumbrances. The Company has provided Purchaser with true, correct, and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use, or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations, and modifications thereof (the “Lease Agreements”). All such Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms. Except as set forth on Schedule 2.14(b)(ii), there is not, under any Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company nor, to the Knowledge of the Sellers, any other party thereto. The Company currently occupies all of the Leased Real Property for the operation of its Business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property. The Company has not given any mortgagee or other Person any estoppel certificate or other similar instrument that would preclude assertion of any claim under any Lease Agreement, affect any right or obligation under any Lease Agreement, or otherwise be binding upon any successor to the position of the Company under any Lease Agreement.

(c)            All of the land, building, structures, and other improvements used by the Company are included in the Real Property. All Real Property is: (i) in good operating condition and repair, ordinary wear and tear excepted and is suitable for the conduct of the Business as presently conducted therein, (ii) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost, and (iii) adequate and sufficient for the continuing conduct of the business as presently conducted.

(d)            Neither the operation of the Company on the Real Property nor such Real Property violates any Law relating to such property or operations thereon, including those pertaining to zoning matters and the Americans with Disabilities Act, and conform to all such applicable law on a current basis without reliance on variance, non-conforming use, or other special limitation or conditional or special use permit. There is no material defect in any structural component of any improvement on any Real Property or any of the electrical, plumbing, HVAC, life safety, or other building systems on any Real Property. No portion of the Real Property relies on any facility (other than a facility of a public utility or community water and sewer company) not located on such Real Property to fulfill any zoning, building code, or other requirement under applicable Law. There is no development agreement or other Contract that limits the ability to protest any real property Tax or special assessment, establishes any minimum real property Tax, or requires any continued business operations with respect to any Real Property.

(e)            The Company is not obligated to expend more than Twenty-Five Thousand Dollars ($25,000) in future capital expenditures or in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. The Company has materially performed all of its obligations under any Contracts pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not party to any Contract or subject to any claim that could require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property. The Company does not owe any brokerage commissions or finders’ fees with respect to any Leased Real Property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(f)            There is no pending or, to the Knowledge of the Sellers, threatened: (i) condemnation, eminent domain, or other similar proceeding with respect to any Real Property; or (ii) special assessment that would affect any Real Property.

(g)            The Sellers have provided to Purchaser true, correct, and complete copies of all ALTA land title surveys, abstracts, and title insurance commitments and policies issued to the Company or relating to the Real Property that are in the possession or control of the Sellers or the Company.

Section 2.15         Intellectual Property.

(a)            Schedule 2.15(a) sets forth a true and complete list, as of the date hereof, of each of the following items of Intellectual Property of the Company, and sets forth whether such Intellectual Property is owned or licensed, and the owner, licensor, and licensee, as applicable, of such Intellectual Property: trade names, trademarks, service marks, trade dress, and logos, whether or not registered, and all registrations of and applications therefor; registered copyrights and applications therefor; patents and applications therefor; domain names and registrations thereof; and social media accounts.

(b)            Schedule 2.15(b) sets forth a true and complete list, as of the date hereof, of all Software (indicating part number and current version number) included in the Company Software, including whether such Company Software is owned or licensed, and the owner, licensor, and licensee, as applicable, of such Company Software.

(c)            Schedule 2.15(c) sets forth a true and complete list, as of the date hereof, of all agreements (whether written or oral) relating to Intellectual Property or Software (including Company Software) to which the Company is a party or is otherwise obligated, including any agreement by which the Company (i) has licensed any Person under any Company Owned Intellectual Property or sublicensed any Person under any Intellectual Property owned by another Person (such agreement, a “Company Intellectual Property License”), or (ii) is licensed under any Intellectual Property owned by another Person (a “Third-Party Intellectual Property”; such agreement, a “Third-Party Intellectual Property License”). The Parties acknowledge and agree that Schedule 2.15(c) does not contain, and the Company is not obligated to list or disclose, the following agreements relating to Intellectual Property or Software, provided that such Intellectual Property or Software is not utilized with a Product or Service, where the Company is the licensee: (x) those agreements relating to non-customized “off-the-shelf” Software in a version that its licensor makes generally available to its customers and which the Company uses pursuant to a standard shrink-wrap license agreement and (y) those agreements relating to non-customized online-delivered or online-accessible Software in a version that its licensor makes generally available to its customers and which the Company uses pursuant to a standard click-wrap license agreement.

(d)            The Company is the owner of the entire right, title, and interest in and to the Company Owned Intellectual Property, free and clear of all Encumbrances, except for the Permitted Encumbrances. The Company has the right to use and otherwise exploit all Intellectual Property used in or materially necessary for operations or conduct of the business of the Company (as such operations and businesses are currently conducted) or are necessary for the Products and Services, and the Company shall continue to have such rights after the Closing. Without limiting the generality of the foregoing, the Company owns or has the right to exploit, and after Closing will continue to own or have the right to exploit, the Company Software in the same manner and to the same extent as it was used prior to the Closing by the Company, subject to obtaining the Required Consents.

(e)            The Company Owned Intellectual Property is valid and enforceable. The Company Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or in part. Except as set forth on Schedule 2.15(e), no claim, demand, or notice has been made or given in writing, and no proceeding is pending or, to the Knowledge of the Sellers, threatened, (i) contesting or challenging the validity, enforceability, use, or ownership of any of the Company Owned Intellectual Property, or (ii) claiming that the Company is in default under any Third-Party Intellectual Property License.

(f)             (i) none of the Products or Services, nor any technology or materials used in connection therewith, including Company Owned Software, infringes upon, misappropriates, or violates any Intellectual Property of any Person and (ii) no Person is infringing, misappropriating, or violating the Company Owned Intellectual Property.

(g)            The Company has taken reasonable care, including reasonable steps, to protect the Company’s rights in Confidential Information and trade secrets and to protect the Confidential Information and trade secrets of others who have provided such Confidential Information and trade secrets to Representatives of the Company in confidence. Except as set forth on Schedule 2.15(g), all current and former Representatives and Contractors of the Company who have had access to and developed Intellectual Property owned by or licensed to the Company have executed written instruments that assign to the Company all rights, title, and interest in and to any and all (x) inventions, improvements, ideas, discoveries, writings, and other works of authorship, and information relating to the Business or any of the Products or Services, and (y) Intellectual Property relating thereto.

(h)            The Company has not disclosed and, to the Knowledge of the Sellers, none of its former or current Representatives, consultants, or Contractors has disclosed, any Confidential Information related to the Business, the Intellectual Property of the Company, and/or Company Software to any Person. The source code for all Company Owned Software is in the sole possession and custody of the owner thereof and has not been provided to any third party or any Person. To the Knowledge of the Sellers, there has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to, the Company’s Confidential Information, Company Owned Intellectual Property, or Company Owned Software.

(i)             Schedule 2.15(i) sets forth a list of all open source software integrated into or used in connection with Company Owned Software. Except as set forth on Schedule 2.15(i), none of the Company Owned Software incorporates any Software (in source or object code form) licensed from another party under a license commonly referred to as an open source, free software, copyleft, or community source code license (including any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other similar license).

(j)             No Company Owned Software, to the Knowledge of the Sellers, contains any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other Software that would interfere with its normal operation, would allow circumvention of security controls, or is intended to cause damage to hardware, Software, or data. No Company Owned Software contains any known security vulnerabilities which would allow unauthorized access to the Company’s computer networks, Intellectual Property, Confidential Information, or other sensitive, confidential, or legally protected information of the Company.

(k)            The source code for all Company Owned Software contains reasonably clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors, and improve, enhance, modify, and support all of the Company Owned Software.

(l)             All Intellectual Property of the Company, including Company Software, has been legally obtained.

Section 2.16                 Material Contracts.

(a)            Except as set forth on Schedule 2.16(a), the Company is not a party to any Contract:

(i)          that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of Fifty Thousand Dollars ($50,000);

(ii)         that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of Fifty Thousand Dollars ($50,000);

(iii)        that was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company in excess of Fifty Thousand Dollars ($50,000);

(iv)        relating to any written employment, consulting, or similar arrangements requiring payment by the Company of base annual compensation in excess of Fifty Thousand Dollars ($50,000);

(v)         with or relating to any staffing agency for the provision of temporary labor, personnel, or agency workers to the Company pursuant to which the Company paid more than Fifty Thousand Dollars ($50,000) in the last fiscal year;

(vi)        relating to any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

(vii)       relating to any written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business;

(viii)      pursuant to which the Company has incurred or committed to incur any Funded Indebtedness;

(ix)         that by its terms grants an Encumbrance upon any material asset of the Company;

(x)          that by its terms provides for the sale, assignment, license, or other disposition of any material asset or right of the Company, other than in the ordinary course of business, other than any Company Intellectual Property Licenses;

(xi)         pursuant to which the Company (other than pursuant to a Company Loan) (A) paid more than One Hundred Thousand Dollars ($100,000) in the last fiscal year or (B) received more than One Hundred Thousand Dollars ($100,000) in the last fiscal year and not otherwise listed in any other portion of Schedule 2.16(a);

(xii)        that by its terms contains any covenant or provision currently in effect limiting the freedom of the Company from engaging in a line of business or competing in any geographic area;

(xiii)       that by its terms grants to the Company the exclusive right to provide Products and Services;

(xiv)       pursuant to which the Company is by its terms obligated to make any severance, termination, change in control, or similar payment to any current or former Company Employee, officer, director, or manager;

(xv)       containing covenants or other obligations of the Company pertaining to the non-solicitation of employees, customers, or Contractors or granting any Person a right of first refusal, first offer, first negotiation, or other exclusivity, requirements, output, or “most favored customer” provisions or similar restrictions on the operation or scope of the Company’s business or operations;

(xvi)       that is a partnership or joint venture agreement in which the Company participates as a general partner or joint venturer;

(xvii)      pursuant to which the Company has advanced or loaned any amount to any of its directors, officers, or employees outside the ordinary course of business;

(xviii)     with any member, manager, or officer of the Company or any Affiliate of the same (other than an employment agreement);

(xix)       Contracts under which the Company serves Medicare beneficiaries who require equipment or supplies in one or more Competitive Bidding Areas (CBAs) through a DMEPOS Competitive Bidding program;

(xx)        pertaining to the provision, sale, distribution, labeling, or marketing of items and/or services that are payable to any Person, in whole or in part, by a Federal Health Care Program, including Medicare, Medicaid, and/or TRICARE;

(xxi)       with any Physician or Physician-owned entity, whether written or oral;

(xxii)      with any Governmental Authority; or

(xxiii)     any outstanding written legally binding commitment to enter into any agreement of the type described in the foregoing subsections of this Section 2.16(a).

(b)            Except as set forth in Schedule 2.16(b), each Contract that is required to be listed in Schedule 2.16(a) (each, a “Material Contract”) is in full force and effect and constitutes the legal, valid, and binding obligation of the Company and each other party thereto, enforceable against such party in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally. The Company has made available to Purchaser complete and correct copies of all written Material Contracts, together with all amendments, supplements, or modifications thereto. There are no oral Material Contracts. Neither the Company nor, to the Knowledge of the Sellers, any other party to any Material Contract, is in breach of, or in default under, such Material Contract, in any material respect. As of the date hereof, no party has given any written notice of termination or cancellation of any Material Contract or that it intends to assert a breach of, or seek to terminate or cancel, any Material Contract.

Section 2.17         Insurance.

(a)            Schedule 2.17(a) contains a true and complete list of all policies of insurance currently in force with respect to the insurance of the properties and Liabilities of the Company and the remaining limits of each policy. Such policies are in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally.

(b)            With respect to each policy of insurance listed on Schedule 2.17(a), (i) the Company has not received any written notice that it is in material default with respect to any obligations under any such policy or has received any written notice that such policy has been or shall be canceled or terminated, (ii) all premiums are paid up in full or all premium installment payments are current, and (iii) no such policy will terminate or lapse by reason of the Contemplated Transactions. Except as set forth on Schedule 2.17(b), with respect to such policies, since January 1, 2015, there have not been any Claim(s) (as that term is defined in the respective insurance policies) made against the Company in which the applicable insurer has denied coverage in writing.

Section 2.18         Environmental Matters. Except as set forth on Schedule 2.18:

(a)            The Company is in compliance in all material respects with all Environmental Laws.

(b)            With respect to the Real Property, neither the Sellers nor the Company has received any court order, demand, notice, or other written communication relating to any (i) actual, alleged, or potential violation of or failure to comply with any Environmental Law or (ii) actual or potential Liability resulting from or arising under any Environmental Law or otherwise relating to Hazardous Substances; or (iii) actual or potential Liability with respect to any off-site Environmental Law matter, including Hazardous Substances handling, transportation, treatment, storage, management, or disposal services facilities or locations used by the Company.

(c)            There are no pending or, to the Knowledge of the Sellers, threatened claims against the Sellers or the Company resulting from any Liability or arising under or pursuant to Environmental Law, with respect to, arising from, or affecting any of the Real Property or any other asset owned or used by the Company.

(d)            There is no Hazardous Substance present on or under the Real Property in material violation of Environmental Law.

(e)            The Real Property has never been used as a landfill, dump, or solid waste disposal area.

(f)            None of the Real Property contains any (i) above-ground or underground storage tanks; (ii) landfills, surface impoundments, or Hazardous Substance disposal areas; (iii) wells; or (iv) private burial grounds.

(g)            No Real Property is served by a private sewage disposal system, and there are no known private sewage disposal systems on any Real Property.

(h)            No Hazardous Substances have been transported, discharged, released, spilled, or disposed from the Real Property during the Company’s occupancy of any Real Property in material violation of any Environmental Law; no Hazardous Substances have been generated, handled, treated, stored, managed, or disposed of at, on, or under any of the Real Property by the Company during the Company’s occupancy of any such Real Property in material violation of any Environmental Law; and there has been no release of Hazardous Substances at or from the Real Property by the Company during the Company’s occupancy of any such Real Property, or arising from the operations of any members of the Company in connection with its Real Property during the Company’s occupancy of any such Real Property or its Business, in material violation of any Environmental Laws.

(i)             The Sellers have delivered to Purchaser copies (if any) of all reports, studies, analyses, or tests initiated by or on behalf of or in the possession of the Sellers or the Company pertaining to Environmental Laws, including Hazardous Substances on or under the Real Property, or concerning compliance by the Sellers or the Company with Environmental Laws.

(j)             The Company has all Environmental Permits necessary for its operations at each Real Property to comply with all Environmental Laws and is in material compliance with the terms of any such Environmental Permits.

Section 2.19         Title to Assets. Except as set forth on Schedule 2.19, the Company has good and valid title to, or a valid leasehold interest in, all of the properties and assets that are shown as owned or reflected as leased on the Interim Financial Statements and assets acquired by the Company after the date of the Interim Financial Statements, except for properties and assets disposed of in the ordinary course of business since the date of the Interim Financial Statements, free and clear of all Encumbrances other than Permitted Encumbrances. Subject to ordinary wear and tear, all material facilities, machinery, equipment, fixtures, vehicles, and other properties owned, leased, or used by the Company are in commercially reasonable operating condition and repair and are reasonably fit and usable for the purposes for which they are being used in all material respects. The tangible properties and assets of the Company are adequate and sufficient in all material respects to conduct the Business as currently conducted.

Section 2.20         Related Party Transactions. Except as set forth on Schedule 2.20, neither any Seller, nor the Company, nor any of the foregoing’s respective Affiliates or, to their Knowledge, any member, manager, or officer of the Company, (a) has, or during the last fiscal year has had, any direct or indirect interest (i) in, or is or during the last fiscal year was a director, manager, officer, or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor, or competitor of the Company, except for a passive interest in the securities of a publicly traded company or (ii) in any material property, asset, or right that is owned or used by the Company in the conduct of its business or (b) is, or during the last fiscal year has been, a party to any Contract or transaction with the Company.

Section 2.21         Company Loans. Schedule 2.21 sets forth a true, correct, and complete list of each Company Loan as of September 30, 2023, the outstanding principal balance thereunder, the name of the Obligor, and the final maturity date of such Company Loan.

Section 2.22         Brokers and Finders. Except as set forth on Schedule 2.22, the Company has not employed, nor is it subject to any valid claim of Liability to, any broker, finder, consultant, or other intermediary in connection with the Contemplated Transactions, in each case, for which either Purchaser or the Company will have Liability following the Closing.

Section 2.23         Inventory. Any Inventory of the Company reflected on the Interim Financial Statements or acquired after the date thereof consist of a quality and quantity usable and saleable within a reasonable period of time in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Any such Inventory is owned by the Company, free and clear of all Encumbrances (except for Permitted Encumbrances), and no Inventory is held by the Company on a consignment basis. Schedule 2.23 includes a list of all Inventory which the Company has consigned with a third party and the physical location and dollar amount of such Inventory.

Section 2.24         Accounts Receivable. Except as set forth on Schedule 2.24, the accounts receivable reflected on the Interim Financial Statements and the accounts receivable to be reflected in the calculation of Preliminary Net Working Capital and Final Net Working Capital (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts applicable to accounts receivable shown on the Financial Statements or, with respect to accounts receivable arising after the date of the most recent Financial Statements, on the accounting records of the Company, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 2.25         Customers and Suppliers.

(a)            Schedule 2.25(a) sets forth (i) an accurate list of the 10 largest customers of the Company, taken as a whole, for the most recent fiscal year, as measured by the consideration paid from such customer to the Company and (ii) the amount of consideration paid by each such customer during such periods. Since January 1, 2023, the Company has not received any written notice from any customer required to be listed on Schedule 2.25(a) that such customer (1) has ceased, or intends to cease after the Closing, to use its Products or Services, (2) has otherwise ceased or materially reduced, or intends to otherwise terminate or materially reduce, its relationship with the Company (excluding any reductions in the ordinary course consistent with the customer’s past practices), or (3) has requested, or has indicated it intends to request, a material change to the terms or prices at which such customer purchases Products or Services from the Company including, for each of (1), (2), and (3), because of the announcement or pendency of this Agreement or the identity of Purchaser. To the Knowledge of the Sellers, no customer required to be listed on Schedule 2.25(a) intends to take any action set forth in the preceding sentence.

(b)            Schedule 2.25(b) sets forth (i) an accurate list of the 10 largest suppliers and/or vendors of the Company, taken as a whole, for the most recent fiscal year, as measured by the consideration paid by the Company to such supplier and/or vendor and (ii) the amount of consideration paid to each such supplier and/or vendor during such period. Since January 1, 2023, the Company has not received any written notice from any supplier and/or vendor required to be listed on Schedule 2.25(b) that such supplier and/or vendor (1) has ceased, or intends to cease, to supply goods or services to the Company or (2) has otherwise terminated or materially reduced, or intends to otherwise terminate or materially reduce, its relationship with the Company, including, for each of (1) and (2), because of the announcement or pendency of this Agreement or the identity of Purchaser. To the Knowledge of the Sellers, no supplier and/or vendor required to be listed on Schedule 2.25(b) intends to take any action set forth in the preceding sentence.

Section 2.26         Anti-Corruption.

(a)            Neither the Company nor any Seller has taken any action in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other anti-corruption or anti-bribery Law in any jurisdiction applicable to the Company (“Anticorruption Law”), including offering, paying, authorizing, or ratifying any bribe, kickback, or other illicit payment to obtain favorable treatment in securing business or otherwise to obtain special concessions for the Company. The Company has properly recorded on its Financial Statements and not made any false or fictitious entries in its books and records relating to any offer, payment, promise to pay, or authorization of the payment of any money, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback, or other illegal payment. Neither the Company nor, to the Knowledge of the Sellers, any of its employees, Contractors, or Representatives, are the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to any Anticorruption Law.

(b)            Neither the Company nor any Seller nor, to the Knowledge of the Sellers, any officer, manager, broker, or agent acting on behalf of the Company (i) is or has been in violation of any Sanctions or (ii) has conducted any business or has engaged in making or receiving any contribution of goods, services, or money to or for the benefit of any Person subject to any Sanctions, or in any country or territory subject to any Sanctions.

Section 2.27         Books and Records. Except as set forth in Schedule 2.27, the books of account and other financial records of the Company, all of which have been made available to Purchaser to the extent Purchaser has so requested in writing, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with applicable Law in all material respects.

Section 2.28         Bank Accounts; Powers of Attorney. Schedule 2.28 sets forth a list showing the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto, and the names of all Persons holding powers of attorney or other similar authorizations from the Company.

Section 2.29         FDA and Related Matters.

(a)            The Company possesses all Registrations required to conduct its Business as currently conducted. Each such Registration is valid and subsisting in full force and effect. To the Knowledge of the Sellers, as of the date hereof, neither the United States Food and Drug Administration (the “FDAˮ) nor any comparable Regulatory Authority or Governmental Authority is considering limiting, suspending, or revoking any such Registration or changing the marketing classification or labeling of the Products of the Company. There is no false or misleading information or material omission in any product application or other submission to the FDA or any comparable Regulatory Authority or Governmental Authority. Except as set forth on Schedule 2.29(a), the Company is in compliance with, and has fulfilled and performed in all material respects its obligations under, each such Registration, and, to the Knowledge of the Sellers, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. To the Knowledge of the Sellers, any third Person that is a manufacturer or contractor for the Company is in compliance with all Registrations insofar as they pertain to the manufacture of product components or Products for the Company.

(b)            All Products developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported, or exported by or on behalf of the Company that are subject to the jurisdiction of the FDA or any comparable Regulatory Authority have been and are being developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported, and exported, as applicable, in all material respects, in compliance with FDA Laws, and any comparable Laws enforced by any other Regulatory Authority that has jurisdiction over the operations of the Company, including those regarding non-clinical research, clinical research, establishment registration, device listing, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, device importation and exportation, adverse event reporting, and reporting of corrections and removals. Except as set forth on Schedule 2.29(b), to the Knowledge of the Sellers, except as would not be material to the Company, taken as a whole, any third Person that is a manufacturer or Contractor for the Company is in compliance with all FDA Laws or any other applicable Law insofar as they pertain to the manufacture of product components or Products for the Company.

(c)            There are no Proceedings pending or, to the Knowledge of the Sellers, threatened by or on behalf of any Regulatory Authority that has jurisdiction over the operations of the Company. Except as set forth in Schedule 2.29(c), the Company has not received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter,” notice of FDA action for import detention or refusal, or any other notice from the FDA or any other Governmental Authority alleging or asserting noncompliance with any applicable Laws or Registrations. Except as set forth in Schedule 2.29(c), the Company is not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response, or commitment made to or with the FDA, or any comparable Regulatory Authority. The Company has made all notifications, submissions, responses, and reports required by FDA Laws, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response, or commitment made to or with the FDA or any comparable Regulatory Authority or Governmental Authority and all such notifications, submissions, responses, and reports were true, complete, and correct in all material respects as of the date of submission to the FDA or any comparable Regulatory Authority or Governmental Authority. No basis for liability exists with respect to any such notification, submission, or report.

(d)            Except as set forth on Schedule 2.29(d), no Product distributed or sold by or on behalf of the Company has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert, or suspension of manufacturing relating to any such Product; (ii) a change in the labeling of any such Product; or (iii) a termination, seizure, limitation, restriction, modification, or suspension of the marketing or distribution (including for commercial, investigational, or any other use) of any such Product. No Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention, seizure, or similar action of any such Product are pending or, to the Knowledge of the Sellers, threatened against the Company. The Company has not received any notice from a Regulatory Authority or other Governmental Authority that any Product distributed or sold by or on behalf of the Company or any of its Subsidiaries cannot be developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported, or exported substantially in the manner presently performed or contemplated by or on behalf of the Company.

(e)            All preclinical and clinical investigations sponsored or conducted by or on behalf of the Company have been and are being conducted in material compliance with all applicable Laws and other requirements, including good clinical practices requirements, other FDA Laws, applicable research protocols, corrective action plans, and federal and state laws, rules, and regulations relating to patient privacy requirements or restricting the use and disclosure of individually identifiable health information. No clinical trial sponsored or conducted by or on behalf of the Company has been terminated, materially delayed, limited, or suspended prior to completion by the FDA, any other applicable Regulatory Authority, or any institutional review board that has or has had jurisdiction over such clinical trial, and neither the FDA nor any other applicable Regulatory Authority, nor any institutional review board that has or has had jurisdiction over a clinical trial conducted or sponsored by or on behalf of the Company, has ordered or commenced, or, to the Knowledge of the Sellers, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay, limit, modify, or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company, or, to the Knowledge of the Sellers, alleged any violation of any FDA Law in connection with any such clinical trial.

Section 2.30         Healthcare and Other Regulatory Compliance.

(a)            Except as otherwise disclosed on Schedule 2.30(a), the Company has not been at any time during the six years prior to the Closing Date, and is not currently, subject to any corporate integrity agreement (or its functional equivalent), plea agreement, deferred prosecution agreement, consent decree, or other written agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Health Care Law, nor does the Company otherwise have any continuing reporting obligations pursuant to any such agreement or settlement with any Governmental Authority.

(b)            In the conduct of the Business, neither the Company nor any of its directors, managers, contractors, officers, employees, or agents, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, bribe, kickback, payoff, payment, or similar benefit to any supplier, customer, governmental official, or employee or other Person who was, is, or may be in a position to help or hinder the Company (to assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local, or foreign public office, or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose. No remuneration exchanged in the six years prior to the Closing Date between the Company and its customers, contractors, or other persons with which it has a business relationship has violated the federal Anti-Kickback Statute, 42 U.S.C. 1320a-7b(b), or similar federal or state anti-inducement law.

(c)            The Company is currently, and has been at all times during the two years prior to the Closing Date, in compliance in all material respects with (i) all federal rules and regulations governing the provision of items and services payable under any Federal Health Care Program in which the Products are eligible for coverage or payment, including Titles XI, XVIII, and XIX of the Social Security Act, as amended, and applicable regulations promulgated thereunder by the U.S. Department of Health and Human Services (“HHS”) and the Centers for Medicare and Medicaid Services (“CMS”); (ii) the Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA governing activities of the Company in connection with the sale, distribution, marketing, or delivery of Products; (iii) all applicable federal laws, rules, and regulations relating to health care fraud and abuse, including (a) the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) and associated regulations of the HHS Office of Inspector General, 42 C.F.R. Part 1001; (b) the federal Physician Self-Referral Law, 42 U.S.C. § 1395nn, and the regulations promulgated there-under by CMS, 42 C.F.R. § 411.350, et seq., (c) the federal civil monetary penalties statute, 42 U.S.C. § 1320a-7a; (d) the exclusion statute, 42 U.S.C. § 1320a-7; (e) the criminal penalties for acts involving Federal Health Care Programs, 42 U.S.C. 1320a-7b; (f) false statements relating to health care matters, 18 U.S.C. §§ 1035 and 1347; and (g) the federal civil False Claims Act, 31 U.S.C. § 3729, et seq.; (iv) any and all applicable state laws relating to health care fraud and abuse; (v) any and all applicable state laws relating to Medicaid or any other state health care or health insurance programs; (vi) applicable federal or state laws related to billing or claims for reimbursement submitted to any third-party payor; (vii) any applicable federal or state laws relating to fraudulent, abusive, or unlawful practices connected with the provision of health care items or services provided to a beneficiary of any state, federal, or other governmental health care or health insurance program or any private payor; and (viii) any and all applicable federal and state laws relating to insurance, third party administrator, utilization review, and risk sharing products, services, and arrangements, and the like (collectively, “Health Care Laws”). In the two years prior to the Closing Date, no third party payment program, including any Federal Health Care Program, has imposed a fine, penalty, recoupment, or other sanction on the Company, other than routine claims adjustments, related to any alleged noncompliance with any Health Care Law, and there is no act, omission, event, or circumstance that would reasonably be expected to give rise to any such liability for failure to comply with any Health Care Law.

(d)            Except as provided in Schedule 2.30(d), in the two years prior to the Closing Date, the Company has not received any written notice or communication from any Governmental Authority alleging material noncompliance by the Company with any Health Care Law, and neither the Company nor, to the Company’s Knowledge, any of its directors, officers, employees, or agents has received any written requests for information or subpoenas claiming or raising concerns with respect to violations or potential violations of any Health Care Law, or has been subject to any adverse inspection, finding, investigation, penalty assessment, sanction, fine, audit, or other compliance or enforcement action. There are no proceedings pending or, to the Knowledge of the Sellers, threatened against either the Company or, to the Knowledge of the Sellers, any director, officer, employee, or agent of the Company, at law or in equity, or before or by any Governmental Authority, that involves any matter within or related to any Health Care Law, nor is the Company now, or has it been, subject to any outstanding material order, writ, injunction, or decree. At no time in the last two years has either the Company or any Affiliate been, nor are they currently, a defendant or named party in any unsealed qui tam False Claims Act litigation or any unsealed state false claim act or fraud law litigation, and has not been served with or received any search warrant, subpoena, civil investigative demand by or from, any Governmental Authority alleging a violation of any Health Care Law.

(e)            During the two years prior to the Closing Date, the Company has conducted its business and operations in compliance in all materials respects with applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (Pub. L. 111-5), and as further amended to date, and implementing regulations which are codified at 45 C.F.R. Parts 160, 162, and 164 (collectively, “HIPAA”), applicable state laws and regulations governing the use, disclosure, and safeguarding of personally or individually identifiable information (“State Privacy Laws”), its own policies and procedures relating to privacy, data security, and the collection and use of personal information, and contractual obligations regarding the protection, collection, transfer (including cross-border), and handling of personal information. In the two years prior to the Closing Date, the Company has not received any written or oral communication from any Governmental Authority that alleges that the Company is not in compliance with, or otherwise inquires about the Company’s compliance with, the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA or any State Privacy Laws. The Company is not a “covered entity” as that term is defined in HIPAA and the Company is not in breach of any “business associate contract,” as described in 45 C.F.R. § 164.504(e). The Company has entered into a business associate contract where required by 45 C.F.R. § 164.504(e).

(f)            All agreements or arrangements with health care professionals for services to or investments in the Company, directly or indirectly, to which the Company is a party as of the date of this Agreement are listed on Schedule 2.30(f), including true, complete, and correct details as to amounts paid thereunder in 2023.

(g)            To the Knowledge of the Sellers, there have been no breaches, security incidents, misuse of, or unauthorized access to or disclosure of any personal information in the possession or control of the Company or collected, used, or processed by or on behalf of the Company and the Company has not provided or been required to provide any notices to any person in connection with a disclosure of personal information. The Company has taken commercially reasonable actions to safeguard the data and personal information in its possession or control. Neither the Company nor any third party acting at the direction or authorization of the Company has paid (i) any perpetrator of any data breach incident or cyber-attack related to such data breach incident or cyber-attack or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack related to such data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or third party.

(h)            Schedule 2.30(h) sets forth a true and complete list of all licenses, approvals, certificates, consents, ratifications, waivers, notices, registrations, qualifications, designations, filings, franchises, authorizations, and other permits to, by, from, or with any Governmental Authority, as well as any such certificates and/or accreditations issued by non-governmental bodies or organizations that are material to the Company’s authorization by any governmental entity to operate its Business (collectively, the “Business Permits”), that are held by the Company and related or applicable to, or used in connection with, the Business. The Company is in compliance in all material respects with all material Business Permits, all of which are valid and in full force and effect in all respects as of the date hereof. The Company has not received any written notice from any Governmental Authority to, or threatening to, revoke, cancel, rescind, suspend, restrict, modify, or refuse to renew any such Business Permit.

(i)             In the two years prior to the Closing Date, neither the Company nor, to the Knowledge of the Sellers, any employee of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority performing similar functions, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Authority.

(j)             Except as disclosed in Schedule 2.30(j), the Company has no unsatisfied liabilities to any Governmental Authority in connection with any Federal Health Care Program or Product reimbursed under a Federal Health Care Program. Except for routinely scheduled reviews, no review or investigation related to the Company has been conducted by any Governmental Authority in the two years prior to the Closing Date in connection with any Federal Health Care Program or Product reimbursed under a Federal Health Care Program and no such review is pending or, to the Knowledge of the Sellers, threatened against the Company.

(k)            Except as otherwise disclosed on Schedule 2.30(k), neither the Company nor any owners, officers, directors, or employees of the Company at any time during the two years prior to the Closing Date were ever, nor are currently, excluded, suspended, debarred, sanctioned, or otherwise ineligible for participation in any Federal Health Care Program or other program administered, operated, or funded, directly or indirectly, in whole or in part, by any Governmental Authority, or convicted of, charged with, or under investigation for any criminal offense related to health care.

(l)             During the two years prior to the Closing Date, the Company has not filed or submitted any notice, form, filing, letter, or other correspondence (whether or not in writing) to any Governmental Authority, including the U.S. Department of Justice, HHS Office of Inspector General, FDA, and/or CMS or any of their respective contractors, concerning any actual or potential violation of, or failure to comply with, any Health Care Law (each a “Self-Disclosure”). The Company has no unfiled Self-Disclosure that was or is contemplated during the two years prior to the Closing Date, and has no outstanding unresolved Self-Disclosure pending before any Governmental Authority, regardless of when it was filed.

Section 2.31         Product Warranty. Each Product manufactured, sold, leased, delivered, or distributed (including the featured and functionality offered thereby) or Service provided or rendered by the Company complies in all material respects with all applicable contractual specifications, requirements, and covenants and all express and implied warranties made by the Company and is not subject to any term, condition, guaranty, warranty, or other indemnity beyond the applicable terms and conditions for such Product or Service, and as of the date hereof, the Company does not have any material liability for replacement, repair, or other damages in connection with such Product or Service.

Section 2.32         Privacy; Cybersecurity.

(a)            The Company and all of its Affiliates are, and at all times have been in all material respects, in compliance with all (i) Privacy Agreements and (ii) Privacy Laws. To the Knowledge of the Sellers, all service providers or other third parties whose relationship with the Company or its Affiliates involves the Processing of Personal Data on behalf of the Company or its Affiliates are subject to obligations that require such Persons to Process and protect such Personal Data in a manner consistent with the Company and its Affiliates’ obligations in the Privacy Agreements and in compliance with Privacy Laws, in each case.

(b)            Except as set forth on Schedule 2.32, the Company and its Affiliates have implemented appropriate administrative, technical, and physical safeguards to protect Personal Data that is in their possession or control from unauthorized access, including by the employees and contractors of the Company and its Affiliates, as monitored through regular penetration tests and vulnerability assessments (including by remediating any and all material identified vulnerabilities).

(c)            Neither the Company nor its Affiliates has (i) been subject to any investigations, written notices, or written requests from any supervisory authority in relation to their Processing of Personal Data, (ii) received written notice from individuals alleging non-compliance with Privacy Laws (including in relation to the exercise of their rights under Privacy Laws), or (iii), to the Knowledge of the Sellers, experienced circumstances which could reasonably be expected to give rise to any of the consequences in (i) or (ii).

(d)            To the Knowledge of the Sellers, there have not been any unauthorized intrusions or breaches of the security of the Company Systems that have resulted in any unauthorized access or use of any (i) data of the Company or its Affiliates or (ii) Personal Data. To the Knowledge of the Sellers, no Person has made any illegal or unauthorized use of Personal Data that was collected by or on behalf of the Company or its Affiliates and is in their possession or control.

(e)            The Company or its Affiliates own or have a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements) all Company Systems. The Company Systems are adequate for the operation of the Business as currently conducted and as currently contemplated by the Company to be conducted. There have been no outages, failures, breakdowns, continued substandard performance, or other adverse events affecting any Company Systems that have caused the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the Business. The Company and its Affiliates have taken reasonable measures consistent with industry standards and cybersecurity Laws to protect and maintain the performance, security, operation, and integrity of the Company Systems. The Company and its Affiliates have implemented disaster recovery and business continuity plans, and back-up, archiving, and virus and malicious device scanning and protection measures with respect to the Company Systems, consistent in all material respects with industry standards and in compliance with cybersecurity related Laws. To the Knowledge of the Sellers, the Company Systems do not contain any “back door”, “time bomb”, “Trojan horse”, “worm”, “drop dead device”, “virus” (as these terms are commonly used in the Software industry), or other Software routines or hardware components intentionally designed to permit unauthorized access to maliciously disable or erase Software, hardware, or data.

Section 2.33         ESOP Matters. Notwithstanding any provisions in this Agreement to the contrary:

(a)            The ESOP was validly authorized and established in accordance with all applicable Laws. The Trustee and all other fiduciaries of the ESOP have been duly appointed by the Company.

(b)            The ESOP is now, and has at all times constituted an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA. The ESOP was validly authorized and established pursuant to applicable Law. The Trust is a trust duly formed in accordance with the laws of the Commonwealth of Massachusetts, except to the extent preempted by Federal law. The Stock owned by the Trust are “employer securities” (as that term is defined in Code § 409(l)) and “qualifying employer securities” (as defined in ERISA § 407(d)(5)).

(c)            The IRS has issued, and the ESOP is entitled to rely upon, a current favorable determination letter with respect to the tax-qualified status of the ESOP under Sections 401(a) and 4975(c)(7) of the Code. Any transaction to which the ESOP was at any time a party involving the purchase, sale, or exchange of any security complied with the applicable requirements of ERISA and the Code, including Section 3(18) of ERISA.

(d)            The ESOP complies, has complied, and has been administered and operated in material compliance, with its terms and all provisions of applicable Law, including ERISA and the Code. All amendments and actions required to bring the ESOP into conformity in all material respects with all of applicable provisions of the Code, ERISA, and other applicable Laws have been made or taken. The ESOP complies in all respects with Section 409(p) of the Code, there has been no violation at any time of Code Section 409(p), and, as of the Closing, neither the Company nor any ESOP Participant is or may be subject to any Liability by reason of Section 4979A of the Code.

(e)            Except as set forth in Schedule 2.33(e), neither the Company nor any “party in interest” or “disqualified person” with respect to the ESOP has engaged in a “prohibited trans-action” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA and there has been no such “prohibited transaction” that has occurred with respect to the ESOP for which an exemption is not applicable. No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP.

(f)            Except as set forth in Schedule 2.33(f), the ESOP has no existing indebtedness relating to its prior acquisition(s) of common stock of the Company.

(g)            Schedule 2.33(g) sets forth any documents that provide for indemnification of the fiduciaries of the ESOP or such fiduciaries’ financial advisors in connection with any prior transactions involving the ESOP or the Contemplated Transactions.

(h)            [Reserved]

(i)             [Reserved]

(j)             In addition to the ESOP Amendments, the Company and the Trustee, prior to the Closing Date, but effective in all respects as of the Closing, further amended the Plan and/or the Trust to not permit distributions to ESOP Participants of 15% of their ESOP account balances until the date that the foregoing favorable determination of the IRS has been received by the Company and the ESOP except to the extent required by the Code. The remaining 85% of the ESOP account balances will be distributed to Participants as soon as administratively practicable post-Closing.

(k)            [Reserved]

(l)             Under the terms of the Plan and applicable Law, the Trustee is responsible for making the decision for the ESOP to sell the Stock owned by the Trust to Purchaser, and the Trustee is not required to seek binding instructions or directions from participants in the ESOP or any other Person with respect to such decision.

Section 2.34         [Reserved.]

Section 2.35         No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE II (including the related portions of the Disclosure Schedules), neither the Sellers nor the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Purchaser and its Representatives (including any information, documents or material made available in the Data Room, management presentations, or in any other form in expectation of the Contemplated Transactions) or as to the future revenue, profitability, or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Section 2.36         Independent Investigation. The Sellers have conducted their own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of Purchaser and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Sellers acknowledge and agree that: (a) in making his decision to enter into this Agreement and to consummate the Contemplated Transactions, each has relied solely upon its own investigation, including review of the Purchaser SEC Documents, and the express representations and warranties of Purchaser set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither Purchaser nor any other Person has made any representation or warranty as to Purchaser, the OrthoPediatrics Stock, or this Agreement, except as expressly set forth in the Purchaser SEC Documents and ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the Purchaser SEC Documents at least five Business Days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature, Purchaser hereby represents and warrants to the Sellers, as of the date of this Agreement, that each statement contained in this ARTICLE III is true and correct as it pertains to Purchaser.

Section 3.1           Incorporation and Authority of Purchaser. Purchaser is duly organized, validly existing, and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization. Purchaser has all corporate power and authority necessary to lease or operate the properties and assets owned, leased, or operated by it and to carry on its business as currently conducted. Purchaser is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 3.2           Authority; Execution and Delivery; Enforceability. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it will be a party and to consummate the Contemplated Transactions. The execution and delivery by Purchaser of this Agreement has been and, in the case of the Related Documents to which it will be a party, will be when delivered, and the consummation of the Contemplated Transactions with respect to this Agreement has been and the consummation of the Contemplated Transactions with respect to the Related Documents to which it will be a party will be when delivered, duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been, and upon its execution and delivery each of the Related Documents to which Purchaser will be a party will be, duly and validly executed and delivered by Purchaser. This Agreement constitutes, and upon its execution and delivery each of the Related Documents to which Purchaser will be a party will constitute, assuming that this Agreement and each of the Related Documents to which the Company, the Sellers’ Representative, and/or the Sellers will be a party have been duly authorized, executed, and delivered by the Company, the Sellers’ Representative, and/or the Sellers, as applicable, a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

Section 3.3           No Conflict; Consents.

(a)            The execution, delivery, and performance of this Agreement by Purchaser, and the consummation by Purchaser of the Contemplated Transactions, will not (i) violate any provision of the certificate of incorporation or by-laws (or other comparable governing documents) of Purchaser, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time, or both) a default (or give rise to any right of termination or cancellation of obligations) under, any of the terms, conditions, or provisions of any Contract to which Purchaser is a party or by which any of its properties or assets are bound or (iii) assuming that all filings, registrations, and notifications have been made as contemplated by Section 2.6(b) and/or Section 3.3(b), violate any Law applicable to Purchaser or by which any of its properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of Purchaser to conduct its business as currently conducted.

(b)            Except as set forth on Schedule 3.3(b), the execution, delivery, and performance of this Agreement by Purchaser, and the consummation by Purchaser of the Contemplated Transactions, will not require any consent, waiver, approval, authorization, or other Permit of, or filing or registration with or notification to, any Governmental Authority, except for (i) as may be required as a result of any facts or circumstances related to the Sellers or the Company and (ii) such consents, waivers, approvals, authorizations, Permits, filings, registrations, or notifications which, if not made or obtained, would not reasonably be expected to result in a material expense or materially affect the ability of Purchaser to conduct its business as currently conducted or prevent or materially impair or delay Purchaser’s ability to consummate the Contemplated Transactions.

(c)            Neither Purchaser nor any of its Affiliates owns interests in any Person or is aware of any facts or circumstances pertaining to Purchaser or its Affiliates (including any possible other transaction pending or under consideration by Purchaser of any of its Affiliates) which (i) reasonably could be expected to prevent or materially impair or delay (A) the ability of Purchaser to obtain the consents, authorizations, orders, or approvals set forth on Section 2.6(b) and/or Section 3.3(b) or (B) the consummation of the Contemplated Transactions or (ii) could cause a Governmental Authority to seek to or impose a condition or conditions that could prevent or materially impair or delay the consummation of the Contemplated Transactions.

Section 3.4           Litigation.

(a)            There is no Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or any of its business or assets that involves a claim which would have a Purchaser Material Adverse Effect.

(b)            Since January 1, 2020, there has been no Proceeding against Purchaser that (i) resulted in the grant of any Order imposing any obligation on Purchaser which has not been fully performed or discharged or (ii) which had or is reasonably expected to have a Purchaser Material Adverse Effect. To the Knowledge of Purchaser, there has been no occurrence of any fact, circumstance, or condition that could reasonably be expected to result in any Proceeding affecting the ability of Purchaser to conduct its business as currently conducted or with a potential exposure to Purchaser of any fine, penalty, or expense which would or could reasonably be expected to have a Purchaser Material Adverse Effect. To the Knowledge of Purchaser, there are no outstanding Orders by which Purchaser or any of its assets or properties are subject to or bound.

Section 3.5           SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)            Purchaser has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2017 (the “Purchaser SEC Documents”). True, correct, and complete copies of all the Purchaser SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Purchaser SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents. None of the Purchaser SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Purchaser, none of the Purchaser SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Purchaser SEC Documents. None of Purchaser’s subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)            Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Purchaser SEC Documents (the “Purchaser Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) have been prepared in accordance with GAAP consistently applied during the periods involved (subject, in the case of interim financial statements, to normal adjustments which will not be material in nature or amount to Purchaser) and (ii) fairly present, in all material respects, the financial position and the results of operations and cash flows of Purchaser as of the dates and for the periods indicated therein (subject, in the case of interim financial statements, to normal adjustments which will not be material in nature or amount to Purchaser).

(c)            There are no Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, of Purchaser other than any such Liabilities (i) reflected in, reserved against or otherwise disclosed in the Purchaser Financial Statements or the notes thereto, or (ii) incurred since the date of the latest interim financial statement of Purchaser in the ordinary course of business of Purchaser consistent with past practice (none of which relates to any breach of Contract, breach of warranty, tort, infringement, or violation of Law or arises out of any Proceeding).

(d)            Purchaser is in compliance with all of the applicable listing and corporate governance rules of the NASDAQ, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 3.6           No MAE. Since January 1, 2023, there has been no Purchaser Material Adverse Effect and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Purchaser Material Adverse Effect;

Section 3.7           Issuance of OrthoPediatrics Stock. The OrthoPediatrics Stock will, when issued, be validly issued, fully paid, non-assessable, not subject to forfeiture, any pre-emptive rights, or Encumbrance, and free of restrictions on transfer other than those under the Restricted Stock Award Grant Notices, the Securities Act, and applicable state securities laws. The OrthoPediatrics Stock will be issued in compliance with all applicable state and securities laws governing private placements. The issuance of the OrthoPediatrics Stock pursuant to this Agreement is and will be exempt from registrations provisions of the Securities Act and the registration and qualification provisions of all applicable state securities laws.

Section 3.8           Capital Structure. The authorized capital stock of Purchaser consists of: (i) 50,000,000 shares of Purchaser Common Stock; and (ii) 5,000,000 shares of preferred stock, par value $0.00025 per share, of Purchaser (the “Purchaser Preferred Stock”). As of the date of this Agreement: (A) 23,355,104 shares of Purchaser Common Stock were issued and outstanding (not including shares held in treasury); (B) zero shares of Purchaser Common Stock were issued and held by Purchaser in its treasury; and (C) no shares of Purchaser Preferred Stock were issued and outstanding or held by Purchaser in its treasury. All of the outstanding shares of capital stock of Purchaser are duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No subsidiary of Purchaser owns any shares of Purchaser Common Stock.

Section 3.9           Brokers and Finders. Except as set forth on Schedule 3.9, as of the date hereof, neither Purchaser nor any of its Affiliates has employed, or is it subject to any valid claim of Liability to, any broker, finder, consultant, or other intermediary in connection with the Contemplated Transactions.

Section 3.10         No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), neither Purchaser nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Purchaser, including any representation or warranty as to the accuracy or completeness of any information regarding Purchaser furnished or made available to the Sellers and their Representatives (including any information, documents or material made available through document exchange, management presentations, or in any other form in expectation of the Contemplated Transactions) or as to the future revenue, profitability or success of Purchaser, or any representation or warranty arising from statute or otherwise in law.

Section 3.11         Independent Investigation. Purchaser has conducted its own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers and the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, Purchaser has relied solely upon its own investigation and the express representations and warranties of the Company set forth in ARTICLE II of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither the Sellers nor the Company nor any other Person has made any representation or warranty as to the Sellers, the Company, or this Agreement, except as expressly set forth in ARTICLE II of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE IV
CERTAIN COVENANTS

Section 4.1         Non-Competition; Non-Solicitation.

(a)           Non-Competition. For the Restricted Period, each Selling Equityholder set forth on Schedule 4.1 (each, a “Restricted Selling Equityholder”) shall not, and shall not permit any of his, her, or its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the business of orthotic and prosthetic device and related clinical services business, including, but not limited to, the design, development, manufacture, fabrication, assembly, evaluation, assessment, measurement, diagnosis, fitting, repair, modification, adjustment, customization, sale, ordering, licensing, distribution, or marketing of pediatric orthotic and prosthetic devices including non-surgical scoliosis treatment options, as engaged in by the Company on the date hereof (the “Restricted Business”) in the Territory (as defined herein); (ii) have an interest in any entity that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the Closing Date) of the Company and customers or suppliers of the Company. Notwithstanding the foregoing, each Restricted Selling Equityholder may own Purchaser stock and, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if such Restricted Selling Equityholder is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity. For purposes of this Agreement, “Territory” shall mean anywhere in the United States of America and any other jurisdiction in which the Company or any of their respective Subsidiaries conducts or has conducted business at any time during the 12 months preceding the Closing Date.

(b)           Non-Solicitation of Employees. During the Restricted Period, each Restricted Selling Equityholder shall not, and shall not permit any of his, her, or its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed by the Company during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided, however, the foregoing shall not preclude any Minority Equityholder from (i) making general or public solicitations not targeted at employees of the Company or (ii) hiring any employee of the Company, who, without inducement or encouragement from such Minority Equityholder, has ceased being employed by the Company for at least twelve (12) months.

(c)           Non-Solicitation of Clients or Customers. During the Restricted Period, each Restricted Selling Equityholder shall not, and shall not permit any of his, her, or its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)           Breach. Each Restricted Selling Equityholder acknowledges that a breach or threatened breach of this Section 4.1 may give rise to irreparable harm to the Company, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Restricted Selling Equityholder of any such obligations, the Company may, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). With respect to any Restricted Selling Equityholder, the Restricted Period shall be deemed extended for a period equal to the respective period during which such Restricted Selling Equityholder is in breach thereof, in order to provide for injunctive relief and specific performance for a period equal to the full term of the Restricted Period.

(e)           Reasonableness of Scope and Duration. Each Restricted Selling Equityholder acknowledges that the restrictions contained in this Section 4.1 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4.1 should ever be adjudicated to exceed the time, geographic, product, or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product, or service, or other limitations permitted by applicable law. The covenants contained in this Section 4.1 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 4.2         Confidentiality. From the date of this Agreement until the three-year anniversary of the Closing Date, except as required by any applicable Law or legal process or for disclosures to each Seller’s respective immediate family members, attorneys, accountants or other advisors, the Sellers and the Sellers’ Representative shall treat and hold all Confidential Information as confidential and refrain from using any of the Confidential Information (except in connection with this Agreement). Notwithstanding the foregoing sentence, except as required by applicable Law or legal process, the Sellers and the Sellers’ Representative shall treat and hold any Confidential Information which is a trade secret (as defined by Indiana state law as of the date hereof) as confidential and refrain from using such trade secret (except in connection with this Agreement) for so long as such Confidential Information remains a trade secret. In the event that any Seller or the Sellers’ Representative is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process (other than one received from the Purchaser or its Representatives) to disclose any Confidential Information, such Person shall notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 4.2. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is required to disclose any Confidential Information, such Person may disclose the Confidential Information solely to the extent legally required to comply with the written or oral question or request.

Section 4.3         Publicity. The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Contemplated Transactions. No Party shall, and no Party shall permit any of its or their Affiliates or its or their Representatives to, issue any press release or otherwise make any public announcement concerning this Agreement, the identity of Purchaser, the Sellers, or the Company, or the Contemplated Transactions without the prior written consent of Purchaser or the Sellers’ Representative, as the case may be (which consent shall not be unreasonably withheld, conditioned, or delayed), except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the press release or public announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.4         Directors’ and Officers’ Indemnification and Insurance. Purchaser agrees that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person (other than any indemnification for a claim brought by or on behalf of the Sellers) who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, manager, or director of the Company, as provided in any organizational document of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and listed on a Disclosure Schedule hereto, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms. The obligations of Purchaser and the Company under this Section 4.4 shall not be terminated or modified in such a manner as to adversely affect any director, manager or officer to whom this Section applies without the consent of such affected director, manager, or officer (it being expressly agreed that the directors, managers, and officers to whom this Section 4.4 applies shall be third-party beneficiaries of this Section 4.4, each of whom may enforce the provisions of this Section 4.4). In the event Purchaser, the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, shall assume all of the obligations set forth in this Section 4.4.

Section 4.5         Employee Benefits.

(a)           From the Closing Date and until not less than 12 months following the Closing, subject to applicable Law, Purchaser shall cause the Company to (i) provide each Company Employee with base salary or wages no less than the base salary and wages paid by the Company immediately prior to the Closing and with total compensation that is no less favorable in the aggregate (to the extent permitted by applicable Law, and excluding any benefits provided to such Company Employee related to the ESOP, including contributions thereto) to the compensation provided by the Company to such employee immediately prior to the Closing; (ii) provide each Company Employee with benefits under the Company’s Benefit Plans as they were immediately prior to the Closing or benefits under the Purchaser’s benefit plans that are no less favorable than those in place under the Company’s Benefit Plans immediately prior to the Closing; and (iii) maintain and perform all material obligations in connection with the Company Benefit Plans and other agreements of the Company that have accrued or otherwise become vested, earned, or due as a result of, or prior to, the Closing. Provided, however, nothing herein shall prevent Purchaser from causing the Company to amend the terms of any Benefit Plan, to the extent permitted by ERISA, the Code, and applicable law, including the right to amend, to alter, to freeze, to merge, or to terminate such Benefit Plan. Purchaser acknowledges and agrees that Purchaser shall continue to provide any coverage required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code with respect to any of the Benefit Plans maintained by the Company.

(b)           The Parties acknowledge that (i) the Contemplated Transactions shall not, by themselves, constitute a termination of employment of any employee of the Company and (ii) the terms set forth in this Section 4.5 do not create any right in any Company Employee or other Person to continued employment with the Company, Purchaser, or any of their respective Affiliates. Purchaser shall be responsible for all severance or termination Liabilities related to the termination of employment of any Company Employee on or after the Closing Date.

Section 4.6         Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Purchaser shall: (i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and (ii) upon reasonable notice, afford the Representatives of the Sellers reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such books and records.

(b)           The Sellers agrees to furnish or cause to be furnished to Purchaser, as promptly as practicable, information and assistance relating to the PPP Loan, including access to books and records and any Persons involved in the application for and administration of the PPP Loan, as is reasonably necessary in connection with any audit, examination, or other proceeding in respect of the PPP Loan. The Sellers shall retain all documents related to the PPP Loan in their possession (or the possession of any Affiliate) for a period of six years following the Closing Date. The Sellers shall fully cooperate with any SBA audit or other investigation or proceeding by any Governmental Authority related in any way to the PPP Loan.

Section 4.7         Post-Closing Expenses.

(a)           Payment of Post-Closing Expenses. After the Closing, upon presentation of any invoice for Post-Closing Expenses delivered or approved by the Sellers’ Representative, the Purchaser and Sellers’ Representative shall promptly direct in writing the Escrow Agent to pay such invoice out of the Post-Closing Expense Fund to the extent there are funds then remaining in such Post-Closing Expense Fund.

(b)           Release of Unused Post-Closing Expense Fund. Any of the Post-Closing Expense Fund remaining, net of any directions for payment delivered pursuant to Section 4.7(a) prior to July 1, 2024 and remaining unpaid, shall automatically transfer to the Selling Equityholders and such funds shall be released and distributed to the Selling Equityholders in accordance with their respective Pro Rata Portions by the Escrow Agent on July 1, 2024. Concurrently with such release and distribution of the Post-Closing Expense Fund to the Selling Equityholders, the Sellers’ Representative shall send an account statement to each of the Selling Equityholders reflecting any and all activity in the Post-Closing Expense Fund.

Section 4.8         ESOP Matters.

(a)           Pre-Closing. The Company will take all actions necessary, in accordance with ERISA, the Code, and the ESOP’s governing documents, such that the ESOP was terminated, effective as of the day of Closing (the “ESOP Termination Date”), but contingent upon the Closing. Prior to the Closing Date, but effective in all respects as of the Closing, the Company will have adopted amendments to the Plan and the Trust, in form and substance satisfactory to Purchaser (the “ESOP Amendments”) providing that: (i) upon the ESOP Termination Date, the ESOP shall no longer be considered an “employee stock ownership plan” (as defined in Section 4975 of the Code), (ii) upon the ESOP Termination Date, the ESOP shall be terminated, (iii) upon the ESOP Termination Date, each ESOP Participant shall become fully vested in his or her benefits and accounts under the ESOP, (iv) the Trust is no longer to be primarily invested in the Company’s common stock, (v) the ESOP shall be frozen for purposes of eligibility and participation under the ESOP as of the ESOP Termination Date, and (vi) upon the ESOP Termination Date, the ESOP shall no longer permit distributions in the form of employer securities

(b)           Post Closing. The Company or the Plan administrator within the meaning of Section 3(16)(A) of ERISA, will submit to the IRS an application requesting a favorable letter of determination with respect to the continued tax qualification for the ESOP through the ESOP Termination Date (the “Determination Letter Request”) after the Closing Date. The ESOP, the Company, and Purchaser will individually or jointly, at the sole expense of the Sellers, take such actions as are necessary to: (i) adopt any amendments to the ESOP required under applicable Laws or requested by the IRS in connection with the Determination Letter Request within the required time period, (ii) prepare responses, including amendments to the ESOP, that the IRS requests, (iii) cause the Company to file all administrative filings (such as Form 5500s) with the IRS and the Department of Labor for the ESOP, and distribute information required under the ESOP and applicable Laws to the ESOP Participants, (iv) maintain the Trust until all distributions have been made following the receipt of a favorable determination by the IRS, (v) reasonably cooperate with the Trustee and the record keeper of the ESOP with respect to the distributions of the assets of the ESOP following favorable determination by the IRS, and (vi) if applicable, allow employees who remain employed with the Company or Purchaser (or an Affiliate thereof) after the Closing Date to elect to roll over their benefits from the ESOP to a qualified retirement plan that is intended to be qualified under Sections 401(a) and 401(k) of the Code or another Benefit Plan. Sellers shall also be responsible for all fees associated with the ESOP Trustee’s counsel.

(c)           Plan Administrative Expenses. The ESOP administrative fees following the ESOP Termination Date (including (i) the fees of the ESOP Financial Advisor, (ii) the costs of any audits of the ESOP required for the purpose of filing Form 5500 annual reports, (iii) the cost of preparing and filing Form 5500 annual reports, (iv) the cost of preparing and filing the Determination Letter Request; (v) all costs of record-keeping and distribution of assets, and (vi) the fees and expenses of the Trustee shall be treated as plan administration expenses of the ESOP to the extent permitted by applicable Law and shall be paid out of the assets held by the Trust.

Section 4.9         Release. As of the Closing, each Selling Equityholder, for himself, herself, or itself and his, her, or its personal Representatives, heirs, successors, Affiliates, and assigns, and each of their respective officers directors, managers, equityholders, employees, and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges the Company and Purchaser and each of their respective Affiliates, predecessors, successors, Representatives, direct and indirect Subsidiaries, and past and present direct and indirect equityholders, members, managers, directors, officers, employees, consultants, advisors, agents, and other Representatives (collectively, the “Released Parties”) from any and all Proceedings, audits, lawsuits, litigation, arbitration or other proceedings (in each case, whether civil, criminal or administrative) pending by or before any Governmental Authority, claims, demands, debts, agreements, obligations, promises, judgments and Liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’, and accountants’ fees and expenses and, except as otherwise expressly provided herein, claims against any directors and officers for indemnification claims under any Contracts or organizational documents of the Company), arising out of or related to events, facts, conditions, or circumstances existing or arising on or prior to the Closing Date, which any of the Releasors can, shall, or may have against any of the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated, including indemnification claims relating to pre-Closing activities (collectively, the “Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding, audit, lawsuit, litigation, arbitration, or other proceeding (in each case, whether civil, criminal, or administrative) of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. Released Claims will include any and all claims any Selling Equityholder or his, her, or its Affiliates may have against the Company in relation to oral or written Contracts or other arrangements between the Company, on the one hand, and such Person or his, her, or its Affiliate, on the other hand, entered into on or prior to the Closing Date. Notwithstanding the preceding sentence of this Section 4.9, “Released Claims” do not include, and the provisions of this Section 4.9 shall not release or otherwise diminish, (a) the obligations of any Party set forth in or arising under any provision of this Agreement or the other Related Documents, (b) the current year’s accrued but unpaid base compensation of such Releasor since the last regularly scheduled payroll period of the Company, all benefits accrued to such Releasor in the ordinary course of business, and all unreimbursed business expenses of such Releasor incurred in the ordinary course of business and in compliance with the Company’s policies related thereto, (c) any indemnification rights of the Releasors in their capacities as managers, partners, directors, or officers of the Company pursuant to Section 4.4, or (d) any matter described in Section 6.4(c); provided, however, that the Releasors acknowledge and agree that, notwithstanding anything in this Section 4.9 to the contrary, the Releasors will not be entitled to indemnification or contribution for Losses claimed by any Purchaser Indemnified Parties pursuant to ARTICLE VI except as provided in Sections 6.4(c) and 7.13(a).

ARTICLE V
TaX MATTERS

Section 5.1         Tax Covenants.

(a)           Without the prior written consent of Purchaser, the Sellers shall not (and, prior to the Closing, the Sellers shall cause the Company, its Affiliates, and their respective Representatives not to), to the extent it may affect, or relate to, the Company, make, change, or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Company in respect of any Post-Closing Tax Period. The Selling Equityholders agree that Purchaser is to have no liability for any Pre-Closing Taxes, and agree to indemnify and hold harmless Purchaser (and, after the Closing Date, the Company) against any such Pre-Closing Taxes or reduction of any Tax asset as provided in Section 5.3.

(b)           All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Escrow Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Sellers and Purchaser in equal shares when due. The Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

Section 5.2         Termination of Existing Tax Sharing Agreements. The Sellers shall terminate or cause to be terminated any and all existing Tax sharing agreements (whether written or not) binding upon the Company as of the Closing Date. After Closing, none of the Company, the Sellers, nor any of the Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 5.3         Tax Indemnification.  Except to the extent treated as a liability in the calculation of Final Net Working Capital, from and after Closing, the Selling Equityholders shall indemnify the Company, Purchaser, and each Purchaser Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 2.13; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in this ARTICLE V; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods, including any Taxes of the Company resulting from any action of any Seller, the Company, its Affiliates, or any of their respective Representatives taken during the Pre-Closing Period (“Pre-Closing Taxes”); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Selling Equityholders shall reimburse Purchaser for any Taxes of the Company that are the responsibility of the Selling Equityholders pursuant to this Section 5.3 within 10 Business Days after payment of such Taxes by Purchaser or the Company.

Section 5.4         Contests. Purchaser agrees to give written notice to the Sellers’ Representative of the receipt of any written notice by the Company, Purchaser, or any of Purchaser’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Purchaser pursuant to this ARTICLE V (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Purchaser’s right to indemnification hereunder. Purchaser shall control the contest or resolution of any Tax Claim; provided, however, that Purchaser shall obtain the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned, or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Sellers’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Selling Equityholders.

Section 5.5         S Corp Status. The Company and the Sellers shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. Except as resulting from the Stock Purchase, the Company and Sellers shall not take or allow any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

Section 5.6         Cooperation and Exchange of Information. The Sellers’ Representative and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE V or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, and documents relating to rulings or other determinations by tax authorities. Each of the Sellers and Purchaser shall retain all Tax Returns, schedules, and work papers, records, and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying, or discarding any Tax Returns, schedules, and work papers, records, and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Sellers’ Representative or Purchaser (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

Section 5.7         Straddle Period. For purposes of this Agreement, in the case of any Straddle Period, the amount of any (i) Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period and (ii) all other Taxes that otherwise can be reasonably allocated to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of any Taxes of the Company for a Straddle Period to be attributed to the Pre-Closing Tax Period that is not susceptible to allocation based on the methodology described in the preceding sentence shall be determined by multiplying the amount of such Tax for the entire taxable period by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 5.8         Tax Periods Ending on or before Closing Date. Sellers’ Representative shall prepare or cause to be prepared, consistent with past practice, and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Sellers’ Representative shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing, and Sellers’ Representative shall make all changes that are reasonably requested by Purchaser. Any income and gain of the Company from the transactions contemplated herein and any Pre-Closing Taxes will be included on the Company's Tax Returns for periods ending on the Closing Date. To the extent permitted by applicable Law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to Sellers for such periods.

Section 5.9         Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE V shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 5.10         Payments to Purchaser. Any amounts payable to Purchaser pursuant to this ARTICLE V shall be satisfied: (i) from the Escrow Amount; and (ii) to the extent such amounts exceed the amount available to Purchaser in the Escrow Amount, from the Selling Equityholders.

Section 5.11         Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 2.13 and this ARTICLE V shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days.

Section 5.12         Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VI may overlap with an obligation or responsibility pursuant to this ARTICLE V, the provisions of this ARTICLE V shall govern.

Section 5.13         Tax Consequences. Notwithstanding anything to the contrary herein or in any Related Documents, Purchaser does not represent, warrant, or guarantee any particular Tax result with respect to any payment provided to any Person hereunder or under any Related Documents, and such Person will be responsible for any Taxes imposed thereon with respect to any such payment.

ARTICLE VI
INDEMNIFICATION

Section 6.1         Survival. Subject to the limitations and other provisions in this Agreement, (i) the representations and warranties set forth in Section 2.2 (Ownership; Good Title; Encumbrance), Section 2.3 (Organization; Standing; Qualification and Power), Section 2.4 (Authority; Execution and Delivery; Enforceability), Section 2.5 (Capitalization), Section 2.13 (Taxes), Section 2.22 (Brokers and Finders), and ARTICLE V (Tax Matters) (the “Fundamental Reps”) shall survive and remain in full force and effect at all times from and after the Closing for the longer of: (A) June 30, 2025 or (B) 90 days after the expiration of the applicable statute of limitations (including any extensions); (ii) the indemnification obligations of the Selling Equityholders under subsections of Section 6.3 other than Section 6.3(a) shall survive and remain in full force and effect at all times from and after the Closing; (iii) the representations and warranties set forth in Section 3.1 (Incorporation and Authority of Purchaser); Section 3.2 (Authority; Execution and Delivery; Enforceability); Section 3.8 (Capital Structure); and Section 3.9 (Brokers and Finders) in this Agreement (the “Purchaser Fundamental Reps”) shall survive and remain in full force and effect for the longer of: (A) June 30, 2025 or (B) 90 days after the expiration of the applicable statute of limitations (including any extensions); and (iv) all other representations and warranties set forth in this Agreement shall survive the Closing solely for purposes of this ARTICLE VI and shall terminate on June 30, 2025 and shall thereafter be of no further force or effect. The covenants and agreements of the Parties set forth in this Agreement shall not survive the Closing except with respect to those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect until the date by which such covenant or agreement is required to be performed. The period for which a representation, warranty, covenant, or agreement survives the Closing is referred to herein as the “Survival Period”. The obligations in this ARTICLE VI to indemnify and hold harmless any Indemnified Party, shall terminate and be of no further force or effect, in respect of a breach of any representation or warranty, at the end of the Survival Period and, in respect of a breach of any covenant, when such covenant terminates or expires pursuant to the terms hereof; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have made, before the expiration of the applicable Survival Period, a bona fide claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 6.6 to the Indemnifying Party, and the representation or warranty, covenant, or agreement that is the subject of such indemnification claim (and right of the Indemnified Party to indemnification therefor) shall survive with respect to such claim until fully resolved.

Section 6.2         Indemnification by Purchaser. Subject to the other terms, conditions, and limitations of this Agreement (including the provisions of Section 6.1, Section 6.4, Section 6.5, and Section 6.6), from and after the Closing, Purchaser shall indemnify and defend the Sellers and their Affiliates and their respective officers, directors, and managers (or Persons serving in similar capacities), employees, successors, and assigns (the “Seller Indemnified Parties”) against, and hold the Seller Indemnified Parties harmless from, and shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, any of the Seller Indemnified Parties to the extent arising out of:

(a)           any inaccuracy or breach by Purchaser of any representation or warranty made by Purchaser in this Agreement; or

(b)           any breach of or failure by Purchaser to perform or comply with any covenant or agreement of Purchaser in this Agreement.

Section 6.3         Indemnification by the Selling Equityholders. Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Section 6.1, Section 6.4, Section 6.5, and Section 6.6), from and after the Closing, the Selling Equityholders, jointly and severally, shall indemnify and defend Purchaser and its Affiliates and their respective officers, directors, and managers (or Persons serving in similar capacities), employees, successors, and assigns (the “Purchaser Indemnified Parties”) against, and hold the Purchaser Indemnified Parties harmless from, and shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, any of the Purchaser Indemnified Parties to the extent resulting from or arising out of:

(a)           any inaccuracy of or breach by the Company of any representation or warranty made by the Company in this Agreement;

(b)           any breach of or failure by the Sellers to perform or comply with any covenant or agreement of the Sellers in this Agreement; provided, that with respect to any breach of or failure to perform or comply with any covenant or agreement of the Sellers in this Agreement, the obligation to indemnify, defend, hold harmless and/or pay and reimburse shall be several, and not joint and several, and shall be borne solely by the Seller that breached or failed to perform or comply with such covenant or agreement;

(c)           (A) any Taxes (or the non-payment thereof) of, or with respect to, the Company for any Pre-Closing Tax Period which is attributable to the portion of such period ending on the Closing Date, (B) all Taxes of any Person for a Pre-Closing Tax Period for which the Company is liable under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or federal Law), as a transferee or successor, under any Tax agreement by contractual obligation, or otherwise (for the avoidance of doubt, excluding, in each of (A) and (B) of this paragraph, any Taxes to the extent the amount of the liability was specifically reserved for as a liability in Final Net Working Capital), and any withholding Tax imposed or otherwise due with respect to any payment under this Agreement;

(d)           any Post-Closing Expenses not covered by the Post-Closing Expense Fund;

(e)           the PPP Loan; or

(f)           any matters set forth on Schedule 6.3(f).

Section 6.4         Limitations on Indemnification.

(a)           Notwithstanding anything to the contrary set forth in this Agreement:

(i)           the maximum aggregate amount of indemnifiable Losses that may be recovered from the Selling Equityholders by the Purchaser Indemnified Parties pursuant to Section 6.3(a) (other than with respect to claims for inaccuracy or breach of Fundamental Reps) shall be Two Million Two Hundred Thousand Dollars ($2,200,000);

(ii)           in no event shall the aggregate amount of Losses for which the Selling Equityholders are obligated to indemnify the Purchaser Indemnified Parties under Section 6.3 exceed the portion of the Purchase Price that is actually paid to the Selling Equityholders (provided that, for the avoidance of doubt, the foregoing shall not preclude Purchaser from recovering Losses from the Escrow Amount in accordance with this Agreement and the Escrow Agreement);

(iii)           the maximum aggregate amount of indemnifiable Losses that may be recovered from Purchaser by the Seller Indemnified Parties pursuant to Section 6.2(a) (other than with respect to claims for inaccuracy or breach of Purchaser Fundamental Reps) shall be Two Million Two Hundred Thousand Dollars ($2,200,000);

(iv)           in no event shall the aggregate amount of Losses for which Purchaser is obligated to indemnify the Seller Indemnified Parties under Section 6.2 exceed the Purchase Price;

(v)           the Selling Equityholders shall not be liable to any Purchaser Indemnified Party for any claim for indemnification pursuant to Section 6.3(a) (other than with respect to claims for inaccuracies in or breaches of the Fundamental Reps) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Selling Equityholders equals or exceeds Two Hundred Twenty Thousand Dollars ($220,000) (the “Basket Amount”), in which case the Selling Equityholders shall be liable for all indemnifiable Losses from the first dollar;

(vi)           Purchaser shall not be liable to any Seller Indemnified Party for any claim for indemnification pursuant to Section 6.2(a) (other than with respect to claims for inaccuracies in or breaches of Purchaser Fundamental Reps) unless and until the aggregate amount of indemnifiable Losses that may be recovered from Purchaser equals or exceeds the Basket Amount, in which case Purchaser shall be liable for all indemnifiable Losses from the first dollar;

(vii)           no Indemnified Party shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other Purchaser Indemnified Parties in the event of a Purchaser Indemnified Party, or other Seller Indemnified Parties in the event of a Seller Indemnified Party) has already recovered such amount with respect to such matter pursuant to that or other provisions of this Agreement;

(viii)           no Indemnified Party shall be entitled to recover any Loss to the extent that the Loss comprising a claim (or part thereof) with respect to such matter has been included in the calculation of the Closing Net Working Capital Adjustment; and

(ix)           in no event shall an Indemnifying Party have liability to the Indemnified Party for any consequential, special, incidental, punitive, or exemplary damages, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third-Party Claim.

(b)           The Parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all claims relating to this Agreement and the Contemplated Transactions (other than in the case of Fraud) shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, each Party hereby waives on its own behalf and (in the case of Purchaser, on behalf of the Purchaser Indemnified Parties (including the Company following the Closing) and in the case of the Sellers, on behalf of the Seller Indemnified Parties) to the fullest extent permitted under Law, any and all claims it may have against any of the other Parties or their Affiliates arising under or based upon this Agreement, any document or certificate delivered in connection herewith, any Law, or otherwise, except pursuant to the indemnification provisions set forth in this ARTICLE VI. Nothing in this Section 6.4(b) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s Fraud.

(c)           Notwithstanding the provisions of Sections 4.9 and 6.4(b), the Selling Equityholders and the Sellers’ Representative do not waive any claim for contribution from any other Selling Equityholder for its Pro Rata Portion of (i) any payment made by any other Selling Equityholder or the Sellers’ Representative pursuant to Article VI or (ii) any demand for payment made by the Sellers’ Representative pursuant to Section 7.13.

Section 6.5         Computation of Indemnity Payments.

(a)           The amount payable under this ARTICLE VI in respect of any Loss shall be calculated net of any insurance proceeds or other amounts under indemnification agreements with third parties received by the Indemnified Party on account thereof (net of any actual collection costs and reserves, deductibles, premium adjustment, and retrospectively rated premiums).

(b)           In the event that an insurance or other recovery is made at any time after an indemnification payment by the Indemnifying Party has been made with respect to any indemnified Loss, then, to the extent of the amount of such indemnification payment, a refund equal to the aggregate net amount of the recovery (less the costs of recovery to the Indemnified Party and net of any deductibles, premium adjustment, and retrospectively rated premiums) shall be made promptly to the applicable Indemnifying Party. The Party making any indemnification payment hereunder shall be subrogated to all rights of the Indemnified Party in respect of any Losses indemnified by such party.

(c)           Notwithstanding anything to the contrary contained herein, for purposes of determining the amount of any Losses that is the subject matter of a claim for indemnification under Section 6.2(a) or Section 6.3(a), each representation and warranty contained in this Agreement (including the schedules) shall be read without regard and without giving effect to any qualification regarding materiality, Material Adverse Effect, or other terms of similar import or effect contained in a representation and warranty (as if such standard or qualification were deleted from such representation and warranty).

Section 6.6         Procedures for Indemnification.

(a)           Any Person making a claim for indemnification under this ARTICLE VI is referred to herein as an “Indemnified Party”. The Person from whom indemnification is sought is referred to herein as the “Indemnifying Party”. Promptly after receiving notice of any Proceeding, investigation, demand, or other claim against the Indemnified Party by a third party (a “Third-Party Claim”), the Indemnified Party shall provide written notice of such claim (any such written notice, an “Indemnification Notice”) to: (i) Purchaser, if the Third-Party Claim arises under Section 6.2 and (ii) the Sellers’ Representative, if the Third-Party Claim arises under Section 6.3. Each such Indemnification Notice shall describe in reasonable detail the applicable Third-Party Claim, including the facts giving rise to such claim for indemnification hereunder, and the amount or method of computation of the amount of such claim (if known); provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnified Party shall also provide such other information with respect thereto as the Indemnifying Party may reasonably request.

(b)           Any Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof within 10 Business Days after receipt of the Indemnification Notice if the Indemnifying Party acknowledges in writing the Indemnifying Party’s obligation to indemnify the Indemnified Party against any Losses that may result from such Third-Party Claim and by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, that the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this ARTICLE VI.

(c)           Upon assumption of the defense of any such Third-Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of the Third-Party Claim, unless the Indemnifying Party consents in writing to such payment. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any Liability with respect to, any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), unless the relief (i) is not in respect of a Third-Party Claim for Taxes, (ii) consists solely of money damages (all of which the Indemnifying Party shall pay) and (iii) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto; provided, however, that if the Indemnified Party fails to consent to such settlement or compromise and such settlement or compromise does not include injunctive relief, the Liability of the Indemnifying Party with respect to such Third-Party Claim under this Agreement shall be limited to the amount that would have otherwise been payable had the Indemnifying Party entered into such settlement or compromise.

(d)           In all cases, the Indemnified Party shall provide its reasonable cooperation with the Indemnifying Party in defense of claims or litigation relating to Third-Party Claims, including by making employees, information, and documentation reasonably available. If the Indemnifying Party shall not, within 10 Business Days of receiving the Indemnification Notice, notify the Indemnified Party that it shall assume the defense of any such Third-Party Claim, or fails to defend or withdraws from the defense of any such Third-Party Claim or the Indemnifying Party is the Selling Equityholders and the claim(s) relate to or arise in connection with any Purchaser Defensible Matter, the Indemnified Party may defend against such matter in a manner consistent with the above provisions regarding conduct of the defense by the Indemnified Party; provided, that the Indemnified Party may not settle any such matter without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed). Any of following shall constitute a “Purchaser Defensible Matter”: (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation, or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would materially injure the Indemnified Party’s future business prospects; (iii) the claim seeks an injunction or other equitable relief against the Indemnified Party, or (iv) the estimated Loss is less than (and would not cause the aggregate of all Losses to exceed) the Basket Amount.

(e)           The Indemnified Party shall provide written notice of any claim that is not a Third-Party Claim to: (i) Purchaser, if such claim arises under Section 6.2 and (ii) the Sellers’ Representative, if such claim arises under Section 6.3. Such claim shall describe in reasonable detail the facts giving rise to any claim for indemnification hereunder and the amount or method of computation of the amount of such claim (if known); provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall also provide such other information with respect thereto as the Indemnifying Party may reasonably request. In the event that the Indemnifying Party does not notify the Indemnified Party that it disputes such claim within 30 days from receipt of the claim notice, the Indemnifying Party will be deemed to have acknowledged liability for such claim and the Escrow Agent and/or the Selling Equityholders, as appropriate, shall promptly pay such claim. If the Indemnifying Party disputes the validity or amount of any such claim, the Indemnifying Party shall so notify the Indemnified Party in writing within 30 days after receipt of the claim notice specifying in reasonable detail the points of disagreement. If any dispute is not resolved within 30 days after the Indemnified Party receives a dispute notice, then either of such parties can initiate an action pursuant to Section 7.10.

(f)           Subject to this ARTICLE VI, within 10 days after any final decision, judgment, or award shall have been rendered by a Governmental Authority with competent jurisdiction (and a resolution of any appeal therefrom and the expiration of the time in which to appeal therefrom), or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case, with respect to a claim hereunder (i) if the claim for indemnification was brought pursuant to Section 6.2, Purchaser shall pay or cause to be paid all sums due and owing to the Seller Indemnified Party in immediately available funds to an account specified by the Seller Indemnified Party and (ii) if the claim for indemnification was brought pursuant to Section 6.3, Purchaser and the Sellers’ Representative shall cause the Escrow Agent to pay to Purchaser (payable by wire transfer of immediately available U.S. funds in accordance with the written payment instructions furnished by Purchaser to the Escrow Agent), from the Escrow Amount, any sums due and owing in accordance with this ARTICLE VI, and if the sums due and owing to the Purchaser Indemnified Party exceed the remaining Escrow Amount, the Indemnifying Party shall pay or cause to be paid all additional sums due and owing to the Purchaser Indemnified Party in immediately available funds to an account specified by the Purchaser Indemnified Party. Any of the Escrow Amount remaining, net of any of the amount of any outstanding, unresolved claims of Losses brought pursuant to Section 6.3 (the amounts set forth, the “Reserve Amounts”), shall automatically transfer to the Selling Equityholders and such funds shall be released and distributed to the Selling Equityholders, in accordance with the Selling Equityholders’ respective Pro Rata Portions, as follows: (A) one-half on January 2, 2025 and (B) the remaining balance on July 1, 2025. The Reserve Amounts shall be disbursed by the Escrow Agent, promptly after the unresolved indemnification claims to which they relate are finally resolved in accordance with this ARTICLE VI as confirmed by a joint written direction of the Sellers’ Representative and Purchaser or a final, non-appealable judgment of a court of competent jurisdiction.

Section 6.7         Characterization of Indemnification Payments. Unless otherwise required by Law, all payments made pursuant to this ARTICLE VI shall be treated for all Tax purposes as adjustments to the Purchase Price.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1         Expenses. Except as otherwise set forth herein, all costs and expenses, including fees and disbursements of Representatives incurred in connection with this Agreement, the Related Documents, and the Contemplated Transactions, will be paid by the Party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 7.2         Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile, e-mail, or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)            if to Purchaser:

OrthoPediatrics Corp.

2850 Frontier Drive

Warsaw, Indiana 46582

Telephone: (574) 268-6379

Facsimile: (574) 269-3692

Attention: David Bailey, Chief Executive Officer

    Daniel Gerritzen, General Counsel and Executive Vice President of Legal

Email:	dbailey@orthopediatrics.com
dgerritzen@orthopediatrics.com

with a copy to:

Dentons Bingham Greenebaum LLP

2700 Market Tower

10 W. Market Street

Indianapolis, Indiana 46204

Telephone: (317) 635-8900

Facsimile: (317) 236-9907

Attention: Jeremy E. Hill, Esq.

   Tonya Vachirasomboon, Esq.

Email:	jeremy.hill@dentons.com
tonya.vachirasomboon@dentons.com

(ii)           if to the Sellers or Sellers’ Representative:

Thomas Morrissey

37 Shuman Avenue

Stoughton, MA 02072

Telephone: 508-250-1429

Email: tmorrissey862@msn.com

GreatBanc Trust Company

801 Warrenville Rd., Suite 500

Lisle, IL 60532

Attention: Mason Eisenbert

Telephone: (888) 647-4282

Email: meisenberg@greatbanctrust.com

with copies to:

Devine, Millimet & Branch, P.A.

111 Amherst St.

Manchester, NH 03101

Attention: Tabitha Croscut

Telephone: 603-695-8542

Email: tcroscut@devinemillimet.com

and

Rubin and Rudman LLP

53 State Street, 15th floor

Boston, MA 02109

Telephone: 617-330-7000

Facsimile: 617-330-7550

Attention: Michael F. Connolly and William McDiarmid

Email: MFC@rubinrudman.com and WBM@rubinrudman.com

Section 7.3         Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.4         Enforcement; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Indiana State or federal court sitting in South Bend, St. Joseph County, Indiana (and appellate courts from any of the foregoing), this being in addition to any other remedy to which such Party is entitled at law or in equity. Each Party hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 7.5         Entire Agreement. This Agreement and the Related Documents (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents.

Section 7.6         Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the Parties without the prior written consent of Purchaser, the Sellers’ Representative, and the Trustee; however, Purchaser may (i) assign its rights and obligations under this Agreement to any successor purchaser of substantially all of the assets of the Company or any of the Stock and (ii) grant a security interest in and collaterally assign its rights under this Agreement, including without limitation, any rights to payment hereunder and proceeds of the foregoing, to one or more of Purchaser’s lenders, in each case, without the prior written consent of Sellers’ Representative or the Trustee. Any attempted assignment in violation of this Section 7.6 shall be null and void.

Section 7.7         No Third-Party Beneficiaries. Except as set forth in Section 4.4, ARTICLE VI, and Section 7.13, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights under this Agreement.

Section 7.8         Amendment. This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sellers’ Representative, the Trustee, and Purchaser and otherwise as expressly set forth herein.

Section 7.9         Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 7.10         Governing Law; Jurisdiction.

(a)           This Agreement and all disputes, claims, or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Indiana without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws rules of the State of Indiana.

(b)           Each Party irrevocably agrees that any Proceeding arising out of or relating to this Agreement or the Related Documents brought by any other Party or its successors or assigns shall be brought and determined in the State of Indiana or federal court sitting in South Bend, St. Joseph County, Indiana (and appellate courts from any of the foregoing), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Related Documents and the Contemplated Transactions. Each Party agrees not to commence any Proceeding relating thereto except in the courts described above in Indiana, other than Proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such court in Indiana as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and each Party further waives any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any Proceeding arising out of or relating to this Agreement, the Related Documents, or the Contemplated Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Indiana as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (c) that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement or the Related Documents, or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 7.11         Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS, OR THE CONTEMPLATED TRANSACTIONS.

Section 7.12         No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each Party covenants, agrees, and acknowledges that no recourse hereunder, or under any documents or instruments delivered in connection herewith, shall be had against any of the Sellers’, Purchaser’s, the Company’s, or any of their respective Affiliates’ former, current, or future direct or indirect equity holders, Controlling Persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners, or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than Sellers, Purchaser, the Company, or any of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any Liability of any of the Sellers, Purchaser, the Company, or any of their Affiliates under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such Liabilities or their creation; provided, however, nothing in this Section 7.12 shall relieve or otherwise limit the Liability of any of the Sellers, Purchaser, the Company, or any Affiliate, as such, for any breach or violation of its obligations under such agreements, documents, or instruments.

Section 7.13         Sellers’ Representative.

(a)           Each Selling Equityholder has irrevocably constituted and appointed Sellers’ Representative as its true and lawful agent and attorney-in-fact, with full power of substitution to perform the duties of Sellers’ Representative under the terms of this Agreement and to act in such Selling Equityholder’s name, place, and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement and the Related Documents, including without limitation: to act on such Selling Equityholder’s behalf in any Proceeding involving this Agreement or any Related Document, to give and receive notices and communications on behalf of the Selling Equityholders where applicable, and to do or refrain from doing all such further acts and things, and to execute all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the Contemplated Transactions and to the extent it is authorized to do so hereunder, including the power to (i) to incur reasonable expenses in the fulfillment of its duties hereunder, (ii) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with courts orders and awards of arbitrators with respect to claims for indemnification pursuant to this Agreement or any Related Document, (iii) execute and deliver all amendments, waivers, any Related Document, stock powers, certificates, and documents that the Sellers’ Representative deems reasonably necessary or appropriate in connection with the consummation of the Contemplated Transactions, (iv) pay the reasonable out of pocket fees and expenses of professionals and the Escrow Agent incurred in connection with the Contemplated Transactions, (v) seek contribution from any Selling Equityholder for contribution to the fees and expenses of the Sellers’s Representative and to any indemnification payments made by the Sellers’ Representative or any other Selling Equityholder pursuant to this Agreement or the Escrow Agreement; (vi) bring, defend, handle, settle, and otherwise deal with in every way any indemnification dispute under ARTICLE VI, and (vii) receive service of process in connection with any claims under this Agreement, where applicable.

(b)           The Sellers’ Representative’s power and duties may be exercised, discharged or performed by any person or representative authorized by the Sellers’ Representative to act on its behalf. The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Purchaser and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in all matters referred to herein. The Selling Equityholders hereby confirm all that the Sellers’ Representative shall do or cause to be done by virtue of its appointment as the Sellers’ Representative in accordance with the provisions hereof. The Sellers’ Representative shall act for all Selling Equityholders on all of the matters set forth in this Agreement in the manner the Sellers’ Representative, in its discretion, believes to be in the best interest of the Selling Equityholders and consistent with the Sellers’ Representative’s obligations under this Agreement.

(c)           The Sellers’ Representative shall not be responsible or liable to any Selling Equityholder for, and each Selling Equityholder hereby irrevocably releases the Sellers’ Representative (in its capacity as such) and its respective officers, directors, shareholders, agents, employees, and/or anyone on its behalf, from, any liability, losses, or damages any Selling Equityholder may incur or suffer as a result of any act, failure, or omission whatsoever of the Sellers’ Representative in performing his duties under this Agreement absent the Sellers’ Representative’s fraud or willful misconduct.

(d)           The Selling Equityholders shall, upon the Sellers’ Representative’s first demand fully indemnify and hold the Sellers’ Representative, in its capacity as such, harmless, on a joint and several basis from and against any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs, or expenses, other than any such losses or damages arising from fraudulent acts or the willful misconduct of the Sellers’ Representative, incurred in the performance of its powers or duties as the Sellers’ Representative under this Agreement (or any failure to perform any such power or duty), including reasonable out-of-pocket legal fees and other costs and expenses of defending against any claim arising out of such duties.

(e)           The Sellers’ Representative may, in all questions arising hereunder, rely on the advice of counsel and other professionals, and for anything done, omitted, or suffered in good faith by the Sellers’ Representative based on such advice, the Sellers’ Representative shall not be liable to anyone. Notwithstanding anything to the contrary contained in this Agreement, the Sellers’ Representative, in its capacity as such, shall have no duties or responsibilities or rights except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities on behalf of any Selling Equityholder shall otherwise exist against the Sellers’ Representative.

(f)           The Sellers’ Representative may resign from its position as Sellers’ Representative hereunder at any time, by delivery of at least 30 days’ prior written notice to the Selling Equityholders and Purchaser. The Selling Equityholders representing in interest at least a majority of the aggregate Pro Rata Portion attributable to all Selling Equityholders shall have the authority, and, if the Sellers’ Representative shall resign, be dissolved, or otherwise be legally incapacitated or unwilling to fulfill its responsibilities as Sellers’ Representative hereunder, the duty, to replace the Sellers’ Representative upon prompt written notice to Purchaser and subject to Purchaser’s approval of such successor Sellers’ Representative. Any such successor shall become the “Sellers’ Representative” for purposes of this Agreement.

(g)           All reasonable out-of-pocket expenses incurred by the Sellers’ Representative in connection with the performance of its duties as Sellers’ Representative shall be borne and paid exclusively by the Selling Equityholders. Such expenses borne by the Sellers’ Representative in connection with the performance of its duties as Sellers’ Representative and which were not covered in advance shall be reimbursed by the Selling Equityholders as provided above or, at the election of the Sellers’ Representative, from releases of the Escrow Amount or the Representative Fund.

(h)           Notwithstanding anything to the contrary in this Agreement, on the Closing, from the amount of the Selling Equityholders Cash Amount payable by Purchaser to the Selling Equityholders, the amount of the Representative Fund (allocated between all Selling Equityholders in accordance with their respective Pro Rata Portions) shall be withheld and deposited in escrow to be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement, such amount being intended for use by the Sellers’ Representative, and released to it by the Escrow Agent from time to time at its request, in its discretion, solely for the purposes of covering out-of-pocket expenses incurred by it in carrying out its duties hereunder or for distribution to the Selling Equityholders in the amounts designated by the Sellers’ Representative in writing (in all cases in accordance with their respective Pro Rata Portions). The Sellers’ Representative shall send an account statement to each of the Selling Equityholders on a quarterly basis reflecting any activity in the Representative Fund for the preceding quarter. The Sellers’ Representative may instruct the Escrow Agent to invest and handle the amounts of the Representative Fund until the allocation or payment thereof, as the case may be, according to its commercial reasonable discretion. Contemporaneous with or as soon as practicable following the completion of the Sellers’ Representative’s responsibilities hereunder and in any event no later than the date falling on the three (3) year anniversary of the Closing Date, the Sellers’ Representative shall instruct the Escrow Agent to release the remaining balance of the Representative Fund, less an amount deemed reasonably necessary by the Sellers’ Representative for use in connection with any outstanding, unresolved claims of Losses brought pursuant to Section 6.3, to the Selling Equityholders in accordance with their respective Pro Rata Portions.

(i)           Purchaser shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by the Sellers’ Representative on behalf of the Selling Equityholders, and Purchaser shall have no duty to inquire as to the acts and omissions of the Sellers’ Representative. Each Selling Equityholder hereby acknowledges and irrevocably agrees that (i) all deliveries by Purchaser to the Sellers’ Representative shall be deemed deliveries to the Selling Equityholders, (ii) Purchaser shall not have any Liability with respect to any aspect of the distribution or communication of such deliveries between the Sellers’ Representative and any Selling Equityholder, and (iii) any disclosure made to the Sellers’ Representative by or on behalf of Purchaser shall be deemed to be a disclosure made to each Selling Equityholder. Each Selling Equityholder hereby agrees that any payment made by or on behalf of Purchaser to the Sellers’ Representative on such Selling Equityholder’s behalf shall be deemed a direct payment to such Selling Equityholder, and such Selling Equityholder shall have no recourse to Purchaser in the event that such payment is not delivered to such Selling Equityholder by the Sellers’ Representative for any reason.

Section 7.14         Disclosure Schedules. The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding anything to the contrary set forth in the Disclosure Schedules or in this Agreement, the information and disclosures set forth in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules as though fully set forth in such section of the Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on its face to an independent third party that such item is applicable to such other section. The fact that any item of information is disclosed in any section of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 7.15         Interpretation. The headings set forth in this Agreement, in any Exhibit or Disclosure Schedule hereto, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule, or Exhibit shall be to the Articles, Sections, and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced, or re-enacted, in whole or in part, including rules, regulations, enforcement procedures, and any interpretations promulgated thereunder, all as in effect on the date hereof. Any reference to the masculine, feminine, or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Where a document or other information is described as being “delivered to” or “made available to” Purchaser, it shall be construed to mean that such document or other information was actually delivered to Purchaser or one of its representatives or posted to the Company’s virtual data room maintained on direct.dentons.com (the “Data Room”) no later than three Business Days prior to the date of this Agreement.

Section 7.16         No Presumption Against Drafting Party. Each Party acknowledges that they have been represented by counsel in connection with this Agreement and the Contemplated Transactions. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.17         Execution of Agreement. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Parties. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

Section 7.18         Acknowledgement of Non-Reliance.

(a)            Except for those representations and warranties expressly set forth in ARTICLE II as made by the Company, Purchaser hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements. Purchaser hereby waives any and all claims of any nature or kind arising from any alleged fraud, misrepresentation, omission, concealment, or breach of warranty except for claims for a misrepresentation expressly made, or a breach of warranty expressly set forth, in ARTICLE II.

(b)            Except for those representations and warranties expressly set forth in ARTICLE III as made by Purchaser, each of the Sellers hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements. Each of the Sellers hereby waives any and all claims of any nature or kind arising from any alleged fraud, misrepresentation, omission, concealment, or breach of warranty except for claims for a misrepresentation expressly made, or a breach of warranty expressly set forth, in ARTICLE III.

(c)            Notwithstanding the foregoing set forth in Section 7.18(a) or Section 7.18(b) or anything contained herein to the contrary, nothing in this Agreement will limit or exclude any Liability of a Party for Fraud.

Section 7.19         Contribution Among the Selling Equityholders. The Selling Equityholders hereby agree that, to the extent that a Selling Equityholder (in his, her or its capacity as a Selling Equityholder) shall pay more than his, her or its respective Pro Rata Portion of any amounts payable to Purchaser, any of the other Purchaser Indemnified Parties or any other Person pursuant to this Agreement (whether pursuant to Section 1.2(d), ARTICLE V, ARTICLE VI or otherwise), each of the other Selling Equityholders who have not made payments at least equal to his, her or its Pro Rata Portion of any such amounts shall pay to those Selling Equityholders who have made such excess payments such Selling Equityholders’s portion, if any, of the amount necessary to cause each Selling Equityholder to have borne his, her or its respective Pro Rata Portion of such amounts payable to Purchaser, any of the other Purchaser Indemnified Parties or any other Person.

ARTICLE VIII
CERTAIN DEFINITIONS

Section 8.1           Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accountant” has the meaning ascribed to such term in Section 1.2(d)(iv).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

“Adjustment Amount” has the meaning ascribed to such term in Section 1.2(b)(iv).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such first Person.

“Agreement” has the meaning ascribed to such term in the preamble.

“Annual Financial Statements” has the meaning ascribed to such term in Section 2.7(a).

“Anticorruption Law” has the meaning ascribed to such term in Section 2.26(a).

“Authorization” has the meaning ascribed to such term in Section 2.6(b).

“Basket Amount” has the meaning ascribed to such term in Section 6.4(a)(v).

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and each Compensatory Arrangement, benefit, profit-sharing, stock or unit option, stock or unit purchase, stock or unit ownership, phantom or other equity, pension, retirement, supplemental retirement income, excess benefit, fringe benefit, holiday pay, vacation pay, paid time off, supplemental unemployment insurance, post-retirement medical or life insurance, health, welfare, sick leave, short-term disability, long-term disability, medical, hospitalization, life insurance, other insurance or employee benefit plan, policy, program, or practice, whether formal or informal, oral or written, established, maintained, or contributed to or required to be maintained or contributed to by the Company under which any current or former Company Employees, directors, managers, Contractors, or consultants or beneficiaries or dependents of any such person, are entitled to benefits or under which the Company has any present or future Liability, excluding any plans, agreements, and arrangements that are mandated by Law.

“Business” means the orthotic and prosthetic device and related clinical services business for the design, development, manufacture, assembly, sale, licensing, distribution, diagnosis, measurement, fitting, and adjustment of pediatric orthotic and prosthetic devices including non-surgical scoliosis treatment options, as engaged in by the Company on the date hereof.

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Warsaw, Indiana are required or authorized by Law to be closed for business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and any administrative or other guidance published with respect thereto by any Governmental Authority, including the SBA and the Department of Treasury, or any other Law (including the Consolidated Appropriations Act, 2021) or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local, or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority).

“Cash Amount of Purchase Price” has the meaning ascribed to such term in Section 1.2(a)(ii).

“Closing” has the meaning ascribed to such term in Section 1.3.

“Closing Date” has the meaning ascribed to such term in Section 1.3.

“Closing Net Working Capital Adjustment” has the meaning ascribed to such term in Section 1.2(b)(iv).

“Closing Statement” has the meaning ascribed to such term in Section 1.2(d)(ii).

“CMS” has the meaning ascribed to such term in Section 2.30(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to such term in the recitals.

“Company Loan” means Funded Indebtedness of a Person owing to the Company.

“Company Employee” means any employee of the Company.

“Company Owned Intellectual Property” means all Intellectual Property that is owned, or purported to be owned, in whole or in part, by the Company, and includes Company Owned Software.

“Company Intellectual Property License” has the meaning ascribed to such term in Section 2.15(c).

“Company Owned Software” means all Company Software that is owned or purported to be owned, in whole or in part, by the Company.

“Company Software” means all Software that (i) is material to the operation of the business of the Company; (ii) is distributed, sold, licensed, marketed, or otherwise provided to third parties by the Company; and/or (iii) is licensed to, is used or held for use by the Company in connection with its work for Customers or its Products or Services, and includes Company Owned Software.

“Company Systems” means, collectively, the Software and information technology systems, hardware, devices, or equipment of any type owned or used by or for, or otherwise held for use by or for, the Company or any of its Affiliates, including computers, workstations, laptops, servers, appliances, and mobile devices.

“Compensatory Arrangement” means any written or oral employment, directorship, management, consulting, compensation, incentive, bonus, change in control, severance, or termination, or similar agreement between the Company and any current or former Company Employee, director, manager, Contractor, or consultant to which any current or former Company Employee, director, manager, Contractor, or consultant is entitled to benefits.

“Confidential Information” means any confidential or proprietary information or trade secrets of the Company or Purchaser or their Affiliates, including personnel information, know-how, data, databases, business plans, advertising and marketing plans or systems, business and sales methods or systems, financial data (including sales and profit figures), customer and client lists, customer, client, dealer, distributor, staffing, vendor and supplier information (including principal contacts, addresses, and telephone numbers, purchasing history, payment information, and any other information). Notwithstanding the foregoing, Confidential Information does not include information that is or becomes generally available to and known by the public other than as a result of a breach of the confidentiality obligations set forth in this Agreement.

“Contemplated Transactions” means, collectively, all of the transactions contemplated by this Agreement and each of the Related Documents.

“Contract” means any written or enforceable oral contract, agreement, license, sublicense, lease, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond, or warrant (including all amendments, supplements, and modifications thereto), except any common law contracts with employees of the Company or any of its Affiliates.

“Contractor” means an individual who meets the common law test of an independent contractor, including as articulated in IRS Rev. Rul. 87-41, 1987-1 C.B. 296.

“Control” means (including, with correlative meanings, “controlled by,” “controlling,” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“COVID-19” means the SARS-CoV-2 virus.

“Customer” means any third party that owns, operates, or possesses, or has the right to own, operate, or possess, a Product or Service.

“Data Room” has the meaning ascribed to such term in Section 7.15.

“Determination Letter Request” has the meaning set forth in Section 2.33(i).

“Disclosure Schedules” has the meaning ascribed to such term in the introductory paragraph to ARTICLE II.

“Dollars” or “$” means U.S. dollars.

“EDGAR” means Electronic Data Gathering, Analysis, and Retrieval database of the SEC.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, easement, deed of trust, hypothecation, or restriction on transfer of title or voting, whether imposed by agreement, understanding, Law, equity, or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

“Environmental Law” means any applicable federal, provincial, municipal, or local or foreign statute, code, ordinance, rule, regulation, permit, approval, license, judgment, order, writ, decree, common law, injunction, or other authorization in effect on the date hereof or at a previous time, relating to (a) threatened or actual of any of the following: emissions, discharges, releases escapes, injections, spills, or dumping releases of Hazardous Substances into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, or septic systems; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation, shipment, or remediation of Hazardous Substances; or (c) otherwise relating to the pollution or protection of the natural environment, health and safety, waste generation management, handling treatment, transportation or disposal, or protection of environmentally sensitive areas.

“Environmental Permit” means any approval, authorization, registration, license, or other permission of any kind required under Environmental Law in respect of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning ascribed to such term in Section 1.2(c).

“Escrow Agreement” has the meaning ascribed to such term in Section 1.2(c).

“Escrow Amount” has the meaning ascribed to such term in Section 1.2(c).

“ESOP” has the meaning ascribed to such term in the preamble.

“ESOP Amendments” has the meaning set forth in Section 4.8(a).

“ESOP Cash Amount” has the meaning set forth in Section 1.2(a)(i).

“ESOP Certificate” means a written certificate, signed by the Trustee on behalf of the ESOP, dated as of the Closing Date, as described in Section 1.4(a)(iv).

“ESOP Financial Advisor” means Atlantic Management Company, the “independent appraiser” meeting the requirements of Section 401(a)(28)(C) of the Code on which the Trustee is entitled to rely that has been duly engaged by the Trustee on behalf of the ESOP in connection with the Contemplated Transactions.

“ESOP Participant” means any participant in, or beneficiary of a current or former participant in, the ESOP who has an ESOP account balance as of immediately prior to the Closing.

“Estimated Transaction Expenses” has the meaning ascribed to such term in Section 1.2(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fairness Opinion” means an opinion, dated as of and delivered on the Closing Date, rendered to the Trustee by the ESOP Financial Advisor as is acceptable to the Trustee, to allow it to deliver the ESOP Certificate and agree to the Closing, subject to review by Purchaser.

“FDA” has the meaning ascribed to such term in Section 2.29(a).

“Federal Health Care Program” means any plan or program that provides health benefits directly, through insurance, or otherwise, that is funded directly, in whole or part, by the United States government or a state health care program funded by the federal government directly or through any allotment, including but not limited to, Medicare, Medicaid, TRICARE, Veteran's Health Administration programs, and Indian Health Service programs.

“Final Funded Indebtedness” has the meaning ascribed to such term in Section 1.2(d)(v).

“Final Net Working Capital” has the meaning ascribed to such term in Section 1.2(d)(v).

“Final Transaction Expenses” has the meaning ascribed to such term in Section 1.2(d)(v).

“Financial Statements” has the meaning ascribed to such term in Section 2.7(a).

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“FMLA” means the Family and Medical Leave Act of 1993, as amended.

“Fraud” means an act, committed by the Company or Purchaser, with intent to deceive another Party to this Agreement, in connection with this Agreement and requires (i) a false representation of material fact; (ii) with actual knowledge (not imputed or constructive knowledge) that such representation is false; (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence.

“Fundamental Reps” has the meaning ascribed to such term in Section 6.1.

“Funded Indebtedness” of any Person means, without duplication, the aggregate amount (including the current portions thereof) of: (i) all obligations of such Person for borrowed money (including outstanding letters of credit, solely to the extent drawn) and obligations issued or incurred in substitution or exchange for obligations for borrowed money; (ii) any other obligation of such Person evidenced by notes, debentures, bonds, or other similar instruments; (iii) all indebtedness for the deferred purchase price of property or services represented by a note or other security; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all interest expense accrued but unpaid on or relating to obligations described in clauses (i) through (iv) above; (vi) all obligations under any lease or similar arrangement, which obligations are required to be classified and accounted for under GAAP as capital leases on the consolidated balance sheet of the Company as of such date computed in accordance with GAAP; (vii) any fees, prepayment, or redemption premiums or penalties, breakage costs, unpaid fees, or expenses and other monetary obligations associated with the repayment of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety, or otherwise, including guarantees of such obligations, but shall exclude all of the obligations of the type referred to in clauses (i) through (viii) of this paragraph related to or connected with the Permitted Transactions.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, local, municipal, foreign, or other government, governmental, regulatory, Taxing, or administrative agency, department, court, commission, board, bureau, tribunal, or other authority or instrumentality.

“Hazardous Substance” means any solid, liquid, gas, odor, radiation, or other pollutant, hazardous, dangerous, or toxic substance, material, mixture, or waste of any description whatsoever which is prohibited, controlled, restricted, or regulated under any Environmental Law or which is otherwise a threat or potential threat to human health, safety, or the environment.

“Health Care Laws” has the meaning ascribed to such term in Section 2.30(c).

“HHS” has the meaning ascribed to such term in Section 2.30(c).

“HIPAA” has the meaning ascribed to such term in Section 2.30(e).

“Indemnification Notice” has the meaning ascribed to such term in Section 6.6(a).

“Indemnified Party” has the meaning ascribed to such term in Section 6.6(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 6.6(a).

“Intellectual Property” means all domestic and foreign intellectual property and proprietary rights, including all: (i) trade names, trademarks, service marks, trade dress, and logos, whether registered or not, and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (ii) inventions, patents, patent applications, utility models, statutory invention registrations, mask works, invention disclosures, and industrial designs, and all reissues, divisional, renewal, extensions, provisionals, continuations, and continuations-in-part thereof; (iii) copyrights in original works of authorship and registrations and applications therefor; (iv) internet domain names and registrations therefor; (v) rights in all Software; (vi) proprietary and confidential know-how and trade secrets in any form, including hardware, Software, and methods, and (vii) the right to recover for damages and profits for past and future infringement of any part of the foregoing.

“Interim Financial Statements” has the meaning ascribed to such term in Section 2.7(a).

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories.

“IRS” means Internal Revenue Service.

“Knowledge” means, (i) when used with respect to the Sellers or the Company, the actual knowledge of Thomas Morrissey, or knowledge that such person would reasonably be expected to discover or otherwise become aware of after due and reasonable inquiry of the other members of the Management Team, none of whom shall have any personal Liability regarding such knowledge except as otherwise provided in this Agreement, and (ii) when used with respect to Purchaser, the actual knowledge of David Bailey, President and Chief Executive Officer of Purchaser, Fred Hite, Chief Financial Officer and Chief Operating Officer of Purchaser, and Daniel Gerritzen, General Counsel and Executive Vice President of Legal of Purchaser, none of whom shall have any personal Liability regarding such knowledge.

“Law” means any law, international treaty, statute, ordinance, official standard, rule, regulation, code, binding case law, or principle of common law, enacted or promulgated by any Governmental Authority.

“Leased Real Property” has the meaning ascribed to such term in Section 2.14(b).

“Lease Agreements” has the meaning ascribed to such term in Section 2.14(b).

“Liability” or “Liabilities” means debts, commissions, duties, fees, salaries, performance, or delivery penalties, warranty liabilities, and other liabilities and obligations of any nature (whether pecuniary or not, including obligations to perform or forebear from performing acts or services and whether direct or indirect, known or unknown, fixed or contingent, liquidated or unliquidated, accrued or unaccrued, matured or unmatured, determinable or undeterminable), and fines or penalties.

“Loss” means and includes any and all Liabilities, losses, damages, expenses (including reasonable attorney’s fees), costs, fines, fees, penalties, and obligations.

“Management Team” means the Persons set forth on Schedule 8.1.

“Material Adverse Effect” means any event, change, occurrence, or effect that (i) has had or would reasonably be expected to have a material adverse effect on the Business, assets, liabilities, financial condition, or results of operations of the Company, taken as a whole or (ii) would reasonably be expected to prevent, materially delay, or materially impede the performance by the Sellers or the Sellers’ Representative of their obligations under this Agreement or the consummation of Contemplated Transactions, in each case, other than any event, change, occurrence, or effect resulting from (A) changes in general economic, financial market, business, or geopolitical conditions provided that such changes do not materially and disproportionately affect the Company relative to other entities in the industry, (B) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, provided that such changes do not materially and disproportionately affect the Company relative to other entities in the industry, (C) any outbreak or escalation of hostilities or war or any act of terrorism, (D) the public announcement of this Agreement and the Related Documents and the Contemplated Transactions or the identity of Purchaser, (E) compliance with this Agreement or any Related Document, including any effect on the Company resulting from failure to take any action to which the Sellers or the Sellers’ Representative sought and Purchaser refused consent under this Agreement, including the impact thereof on the relationships of the Company with customers, suppliers, distributors, consultants, employees, or Contractors or other third parties with whom the Company has any relationship, and (F) any failure by the Company to meet any internal or external projections or forecasts (provided that this clause (F) shall not prevent a determination that the change or event or other facts or occurrences giving rise to or contributing to such failure has resulted in a Material Adverse Effect).

“Material Contract” has the meaning ascribed to such term in Section 2.16(b).

“Minority Equityholder” means each of the following individuals: Nancy Miller Bennett, Jody Miller Adolf, and Gregory Alan Miller.

“NASDAQ” means NASDAQ Stock Market.

“Net Working Capital” means the amount of working capital of the Company calculated in accordance with Schedule 1.2(d)(i), prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and including, without limitation, adjusting for the following transactions: (a) the acquisition of the business of Orthotic Specialists, Inc. located in Phoenix, Arizona, (b) the termination, and related payment obligations, of the agreements with, inter alios, Orthotic Care Services, LLC and Scott Hinshon as reflected in those certain Termination and Release Agreements dated October 25, 2023, and (c) all payments, loans, receipts, and other amounts payable, paid, receivable, or received in respect of the matters described in clause (a) and clause (b) of this paragraph.

“Net Working Capital Settlement Deadline” has the meaning ascribed to such term in Section 1.2(d)(iv).

“Notified Body” means an entity licensed, authorized, or approved by the applicable Governmental Authority to assess and certify the conformity of a medical device with the requirements of Council Directive 93/42/EEC of 14 June 1993 concerning medical devices, as amended from time to time, and applicable harmonized standards.

“Objection Notice” has the meaning ascribed to such term in Section 1.2(d)(iii).

“Objection Period” has the meaning ascribed to such term in Section 1.2(d)(ii).

“Obligor” means the Person obligated to make payments with respect to a Company Loan.

“Owned Real Property” has the meaning ascribed to such term in Section 2.14(a).

“Order” has the meaning ascribed to such term in Section 2.11(b).

“OrthoPediatrics Stock” means the shares of Purchaser Common Stock issued pursuant to the Restricted Stock Award Grant Notices under Section 1.4(b)(vi) and Section 1.4(b)(vii).

“Payoff Amount” has the meaning ascribed to such term in Section 1.2(b)(i).

“Payoff Letters” has the meaning ascribed to such term in Section 1.2(b)(ii).

“Permit” means any permit, license, approval, consent, registration, certification, endorsement, or qualification granted by or obtained from any Governmental Authority pursuant to Law.

“Permitted Encumbrances” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate Proceedings, (ii) mechanics’, carriers’, workers’, repairers’, and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate Proceedings, or pledges, deposits, or other liens securing the performance of bids, trade Contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation), (iii) zoning, entitlement, conservation restriction, and other land use and environmental regulations by Governmental Authorities; and (iv) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way, and other Encumbrances (other than those securing any Funded Indebtedness or applicable to any Stock) that do not materially interfere with the present use of the assets of the Company, taken as a whole.

“Permitted Transactions” means the following transactions undertake by the Company: (a) the acquisition and buildout of the property located at 37 Shuman Avenue, Stoughton, Massachusetts; (b) the sale of the property located at 20 Ledin Drive, Avon, Massachusetts; (c) the acquisition of the business of Orthotic Specialists, Inc. located in Phoenix, Arizona; and (d) the termination, and related payment obligations, of the agreements with, inter alios, Orthotic Care Services, LLC and Scott Hinshon as reflected in those certain Termination and Release Agreements dated October 25, 2023.

“Person” means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization, or any other form of business or professional entity or Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Data” means has the same meaning as the terms “account information,” “personal identification,” “login information,” “personal data,” “non-public personally identifiable information,” “individually identifiable information,” “personally identifiable information,” “personal information,” or similar such terms under applicable Privacy Laws. Without limiting the foregoing, “Personal Data” includes all of the following information that is Processed by or on behalf of the Company or any of its Affiliates: (i) any information regarding an individual that, under any applicable Law, requires that individual to be notified of any situation where there is, or reason to believe there has been a loss, misuse, unauthorized access, or unauthorized acquisition of that information; and (ii) any information that, alone or when combined with other information, describes, relates to, reasonably links to, is reasonably capable of being associated with, or can be used to identify an individual and that is subject to handling or security requirements under any applicable Law relating to the use, privacy, and security of any information of or concerning an individual within the United States or any other jurisdiction.

“Plan” has the meaning ascribed to such term in the preamble.

“Post-Closing Expenses” means any and all fees and expenses incurred by (i) the Company for services rendered to it by Rubin and Rudman LLP, Maselan & Jones, P.C., and by Sullivan & Folan and (ii) the ESOP for services rendered to it by the ESOP Financial Advisor, the administrator of the ESOP, the trustee of the ESOP, and their respective attorneys, whether before or after the Closing, but not paid before or at the Closing or invoiced after the Closing, but not including the fees and expenses owed to Blue Ridge ESOP Associates which fees and expenses will be paid for by the ESOP.

“Post-Closing Expense Fund” means a fund equal to the greater of (i) the estimate of the amount of Post-Closing Expenses delivered pursuant to clause (C) of Section 1.2(b)(i) and (ii) Two Hundred Forty Two Thousand Five Hundred Dollars ($242,500), which fund shall be used to cover the payment of Post-Closing Expenses.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning on the day after the Closing Date.

“PPP Loan” means the indebtedness incurred by the Company pursuant to the Paycheck Protection Program under the CARES Act and evidenced by that certain Note dated April 15, 2020, in the loan amount of Two Million Five Hundred Thirty-Six Thousand Seven Hundred Dollars ($2,536,700) made by Citizens Bank, N.A., as lender, and the Company, as borrower.

“Pre-Closing Taxes” has the meaning ascribed to such term in Section 5.3.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Preliminary Net Working Capital” has the meaning ascribed to such term in Section 1.2(d)(i).

“Preliminary Net Working Capital Certificate” has the meaning ascribed to such term in Section 1.2(d)(i).

“Privacy Agreements” means (i) the privacy policies in effect between the Company or any of its Affiliates, on the one hand, and the customers or users of the products sold by the Company, on the other hand, (ii) Contracts (or portions thereof) between the Company or any of its Affiliates, on the one hand, and service providers, business partners, or any other third parties to which any Personal Data is provided, disclosed or made available by or on behalf of the Company or any of its Affiliates, on the other hand and (iii) rules of self-regulatory, industry, or other organizations relating to Personal Data of which the Company or any of its Affiliates is a member or with which the Company or any of its Affiliates is required to comply, in the case of each of clauses (i), (ii), and (iii), that are applicable to the Processing of Personal Data by the Company or any of its Affiliates.

“Privacy Laws” means all applicable Laws concerning the privacy or security, integrity, accuracy, protection, Processing, sale, or exchange of data, including, where applicable, HIPAA and any of its amendments including the Health Information Technology for Economic and Clinical Health Act (HITECH Act), the European Union General Data Protection Regulation 2016/679 (GDPR), and the California Consumer Privacy Act (CCPA).

“Process” or “Processing” or “Processed” means, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, organization, structuring, adaptation, alteration, transfer, retrieval, transmittal, consultation, disclosure, dissemination, or otherwise making available, restriction, erasure, destruction, or combination of such data.

“Proceeding” means any claim, action, suit, arbitration, or proceeding against any third party or before any Governmental Authority or arbitrator or any audit, examination, or investigation commenced, brought, or conducted by any Governmental Authority.

“Products” means any of the commercial products provided by or contemplated by the Company at any time to any third party, whether or not sold to such third party.

“Pro Rata Portion” means, with respect to each of the Selling Equityholders, the portion of the Selling Equityholders Cash Amount paid to or payable to (subject to any set-off rights hereunder) such Selling Equityholder by Purchaser out of the aggregate Selling Equityholders Cash Amount.

“Purchase Price” has the meaning ascribed to such term in Section 1.2(a).

“Purchaser” has the meaning ascribed to such term in the preamble.

“Purchaser Common Stock” means Purchaser’s common stock, par value $0.00025 per share.

“Purchaser Defensible Matter” has the meaning ascribed to such term in Section 6.6(d).

“Purchaser Financial Statements” has the meaning ascribed to such term in Section 3.5(b).

“Purchaser Indemnified Parties” has the meaning ascribed to such term in Section 6.3.

“Purchaser Material Adverse Effect” means any event, change, occurrence, or effect that (i) has had or would reasonably be expected to have a material adverse effect on Purchaser’s business, assets, liabilities, financial condition, or results of operations of Purchaser, taken as a whole or (ii) would reasonably be expected to prevent, materially delay, or materially impede the performance by Purchaser of its obligations under this Agreement or the consummation of the Contemplated Transactions, in each case, other than any event, change, occurrence, or effect resulting from (A) changes in general economic, financial market, business, or geopolitical conditions provided that such changes do not materially and disproportionately affect Purchaser relative to other entities in the industry, (B) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, provided that such changes do not materially and disproportionately affect Purchaser relative to other entities in the industry, (C) any outbreak or escalation of hostilities or war or any act of terrorism, (D) the public announcement of this Agreement and the Related Documents and the Contemplated Transactions, (E) compliance with this Agreement, and (F) any failure by Purchaser to meet any internal or external projections or forecasts (provided that this clause (F) shall not prevent a determination that the change or event or other facts or occurrences giving rise to or contributing to such failure has resulted in a Purchaser Material Adverse Effect).

“Purchaser Preferred Stock” has the meaning ascribed to such term in Section 3.8.

“Purchaser SEC Documents” has the meaning ascribed to such term in Section 3.5(a).

“Qualified Benefit Plan” has the meaning ascribed to such term in Section 2.12(a).

“Real Property” means the real property owned, leased, or subleased by the Company, together with all buildings, structures, and facilities located thereon, including the Owned Real Property and the Leased Real Property.

“Registrations” shall mean authorizations, approvals, clearances, consents, licenses, permits, certificates, exemptions, or registrations issued or otherwise made available by any Regulatory Authority or Governmental Authority (including 510(k) pre-market notification clearances, de novo classifications, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, registration notifications, or their foreign equivalent) that are required for the research, investigation, development, production, manufacture, labeling, distribution, marketing, storage, shipping, transportation, export, import, use, or sale of the products of the Company.

“Regulatory Authority” shall mean the FDA and any other Governmental Authority that regulates the research, investigation, development, production, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use, handling and control, safety, efficacy, reliability, or manufacturing of medical devices or human cells, tissues, and cellular and tissue-based products, and any Notified Body.

“Related Documents” means the Escrow Agreement, the Stock Powers, and each other agreement, instrument, certificate, and document delivered as a condition to the Closing or otherwise in connection with the Contemplated Transactions.

“Related Parties” and “Related Party” have the meanings ascribed to such terms in Section 7.12.

“Representative Fund” means a fund of Two Hundred Twenty Thousand Dollars ($220,000), set aside for the Sellers’ Representative, in order to fulfil its obligations pursuant to this Agreement.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents, and advisors (including accountants, consultants, investment bankers, legal counsel, and other experts) and other representatives.

“Restricted Period” means, with respect Thomas H. Morrisey and James R. Miller, a period of 60 months commencing on the Closing Date, and with respect to Nancy Miller Bennett, Jody Miller Adolf, Gregory Alan Miller and John Berteletti, a period of 36 months commencing on the Closing Date.

“Required Actions” has the meaning ascribed to such term in Section 2.6(a).

“Required Consent” has the meaning ascribed to such term in Section 2.6(b).

“Reserve Amounts” has the meaning ascribed to such term in Section 6.6(f).

“Restricted Selling Equityholder” has the meaning ascribed to such term in Section 4.1(a).

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered, or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce (ii) the United Nations Security Council; (iii) the European Union or any of its member states; or (iv) His Majesty’s Treasury.

“Sarbanes-Oxley Act” means Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder).

“SBA” means the U.S. Small Business Administration.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnified Parties” has the meaning ascribed to such term in Section 6.2.

“Seller” and the “Sellers” have the meanings ascribed to such terms in the preamble.

“Sellers’ Representative” has the meaning ascribed to such term in the preamble.

“Selling Equityholders Cash Amount” has the meaning ascribed to such term in Section 1.2(a)(ii).

“Services” means any of the commercial services provided by or contemplated by the Company at any time to any third party, whether or not sold to such third party.

“Software” means all computer software, firmware, programs, and databases, in any form, including source code, object code, make files, user interfaces, development tools, library functions, compilers, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.

“State Privacy Laws” has the meaning ascribed to such term by Section 2.30(e).

“Stock” has the meaning ascribed to such term in the recitals.

“Stock Power” means each of the stock powers with respect to the Stock in a form acceptable to Purchaser.

“Straddle Period” means any Tax period that begins before but ends after the Closing Date.

“Survival Period” has the meaning ascribed to such term in Section 6.1.

“Target Net Working Capital” means Three Million Five Hundred Ninety Thousand One Hundred Thirty-Nine Dollars ($3,590,139).

“Tax” or “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings, or profits) and all gross receipts, value-added (VAT or IVA), sales, use, escheat, unclaimed property, goods and services, harmonized sales, ad valorem, transfer, registration, real or personal property, franchise, license, withholding, payroll, employment, social security, social insurance or windfall profits taxes, alternative or add-in minimum taxes, employment insurance premiums, customs duties, tariffs, excise, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts imposed by any Tax Authority on such Person.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

“Tax Return” means any return, report, certificate, election, designation, form, or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund, or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Third-Party Claim” has the meaning ascribed to such term in Section 6.6(a).

“Third-Party Intellectual Property” has the meaning ascribed to such term in Section 2.15(d).

“Third-Party Intellectual Property License” has the meaning ascribed to such term in Section 2.15(d).

“Transaction Expenses” means (a) all unpaid fees, costs, charges, expenses, and obligations that are incurred by or on behalf of the Sellers or any of their Affiliates (including, prior to the Closing, the Company) in connection with or relating to the consummation of the Contemplated Transactions, including, all brokerage fees, commissions, finders’ fees, or financial advisory fees and any fees, costs and expenses of counsel, accountants or other advisors or service providers, and, in each case, related costs and expenses, (b) one-half of the Escrow Agent’s fees payable upon the execution and delivery of the Escrow Agreement. For the avoidance of doubt, Transaction Expenses shall exclude all fees, costs, charges, expenses, and obligations that are incurred (i) by Purchaser or any of its Affiliates and (ii) by the Company in connection with any action or activity necessary for Purchaser to satisfy their obligations set forth herein or in any of the Related Documents.

“Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.

“Trust” has the meaning ascribed to such term in the preamble.

“Trustee” has the meaning ascribed to such term in the preamble.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the undersigned have each executed, or caused to be executed by their respective duly authorized representative, this Stock Purchase Agreement as of the date first written above.

PURCHASER:

ORTHOPEDIATRICS CORP.

By:	/s/ David Bailey
David Bailey, President and Chief Executive Officer

COMPANY

boston brace international, Inc.

By:	/s/ Thomas Morrissey
Thomas Morrissey, President

SELLERS’ REPRESENTATIVE

/s/ Thomas Morrissey
Thomas Morrissey

SELLERS

boston brace international, Inc.

Employee stock ownership trust

By:	GreatBanc Trust Company, solely in its capacity
as Trustee of the Trust and not in any individual
or corporate capacity

By:	/s/ Mason Eisenberg
Mason Eisenberg, not in any individual capacity, but solely in his capacity as an authorized officer of GreatBanc Trust Company

[Signature page to Stock Purchase Agreement]

SELLING EQUITYHOLDERS

/s/ Jody Miller Adolf
Jody Miller Adolf

/s/ James Benelli
James Benelli

/s/ Jessica M. Bennett
Jessica M. Bennett

/s/ Nancy Miller Bennett
Nancy Miller Bennett

/s/ John P. Berteletti
John P. Berteletti

/s/ Darren DeCosmo
Darren DeCosmo

ERIN MORRISSEY TRUST

By:	/s/ Matthew J. Delaney
Matthew J. Delaney, solely as Trustee and not individually

KELLY MORRISSEY TRUST

By:	/s/ Matthew J. Delaney
Matthew J. Delaney, solely as Trustee and not individually

[Signature page to Stock Purchase Agreement]

MARY KATHERINE MORRISSEY TRUST

By:	/s/ Matthew J. Delaney
Matthew J. Delaney, solely as Trustee and not individually

PATRICK MORRISSEY TRUST

By:	/s/ Matthew J. Delaney
Matthew J. Delaney, solely as Trustee and not individually

/s/ Jacquelyn Dempsey
Jacquelyn Dempsey

/s/ Derek T. Ghostlaw
Derek T. Ghostlaw

/s/ Juan Antonio Gutierrez
Juan Antonio Gutierrez

/s/ Graham McCleary
Graham McCleary

/s/ Nathan McCleary
Nathan McCleary

/s/ Gregory Alan Miller
Gregory Alan Miller

[Signature page to Stock Purchase Agreement]

/s/ James R. Miller
James R. Miller

/s/ Catherine Roberts Mize
Catherine Roberts Mize

/s/ Stephanie C. Morrissey
Stephanie C. Morrissey

/s/ Thomas H. Morrissey
Thomas H. Morrissey

/s/ Michael Nemetz
Michael Nemetz

/s/ Hector J. Paez
Hector J. Paez

/s/ Stephen F. Reardon
Stephen F. Reardon

/s/ John E. Sceppa
John E. Sceppa

/s/ James Wynne
James Wynne

[Signature page to Stock Purchase Agreement]